                                                                Exhibit 10.40




                                CREDIT AGREEMENT


         THIS AGREEMENT is entered into as of June 26, 1996, among AMBASSADOR II, L.P., a Delaware limited partnership, the Banks listed on the signature pages of this Agreement, and BANK ONE, ARIZONA, NA, a national banking association, as Agent. The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement:

         "Additional Projects" means apartment projects (other than the Initial Projects) that satisfy the conditions in Section 5.2.

         "Adjusted Asset Value" of the REIT shall mean, on any date of determination, the REIT's EBITDA, annualized on the basis of its most recent quarter ended prior to such date of determination and adjusted for property acquisitions and dispositions, divided by 10.0%.

         "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by Banks to Borrower of the same Type and, in the case of a LIBOR Advance, for the same Interest Period.

         "Affected Bank" is defined in Section 2.21.

         "Affiliate" means, when used in connection with any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

         "Agent" means Bank One, Arizona, NA, a national banking association, in its capacity as agent for Banks pursuant to Article XIII, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to
Article XIII.

         "Aggregate Available Credit" means the aggregate of the Available Credits of all of Banks.

         "Aggregate Commitment" means the aggregate of the Commitments of all Banks, as the same may be reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is $75,000,000.

         "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.
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         "Applicable Floating Rate Margin" means, as at any date of determination, the margin indicated in Section 2.11 as then applicable in the determination of the Floating Rate.

         "Applicable LIBOR Rate Margin" means, as at any date of determination, the margin indicated in Section 2.11 as then applicable in the determination of LIBOR Rates.

         "Applicable Margin(s)" means the Applicable LIBOR Rate Margin and/or the Applicable Floating Rate Margin, as the case may be.

         "Appraisal" is defined in Section 4.1(a)(x).

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Authorized Officer" means any one or more of the Chairman, President, Senior Vice President or any Vice President, Chief Financial Officer, or other officer of General Partner or the REIT, as applicable, acting singly or together, in accordance with the applicable resolutions, bylaws and authorizations of Borrower, General Partner, Guarantor or the REIT, as applicable.

         "Available Credit" means, at any date with respect to any Bank, the amount (if any) by which such Bank's Commitment exceeds the outstanding principal balance of such Bank's Loans as of such date.

         "Bank One" means Bank One, Arizona, NA, in its individual capacity, and its successors.

         "Banks" means the lending institutions listed on the signature pages of this Agreement and their respective permitted successors and assigns pursuant to this Agreement.

         "Bond Deed of Trust" means a first deed of trust solely for the benefit of a trustee under an indenture of trust, holding for the benefit of the holders of the Bonds, encumbering a Bond Project as security for the obligations only with respect to Bonds issued in connection with such Bond Project.

         "Bond Project" means an Additional Project that is subject to a Bond Deed of Trust securing obligations only with respect to Bonds issued in connection with such Bond Project and owned by Borrower.

         "Bonds" means tax exempt bonds issued with respect to a Bond Project that have been purchased and are owned by Borrower.

         "Borrower" means AMBASSADOR II, L.P., a Delaware limited partnership.





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         "Borrowing Base" means, as at any date of determination, an amount equal to the lesser of the following:

                 (i) An amount equal to the sum of (A) seventy-five percent (75%) of the aggregate of the Fair Market Values, as set forth in the applicable Appraisals, of all of the Eligible Collateral having an average occupancy rate over the immediately preceding three (3) consecutive months of not less than eighty percent (80%), and (B) fifty percent (50%) of the aggregate of the Fair Market Values, as set forth in the applicable Appraisals, of all of the Eligible Collateral having an average occupancy rate over the immediately preceding three
         (3) consecutive months of less than eighty percent (80%) but not less than seventy percent (70%); or

                 (ii) An amount equal to the aggregate NOI for all Eligible Collateral, divided by 12.5%; or


                 (iii) An amount equal to the principal amount of a phantom loan which provides for a Debt Coverage Ratio of one hundred twenty-five percent (125%). For purposes hereof, Debt Coverage Ratio means the ratio of (i) the aggregate NOI for all Eligible Collateral to (ii) the annual principal and interest expense becoming due and payable under the phantom loan, assuming that principal is fully amortized over twenty (20) years and that interest accrues at the rate per annum equal to two and one-quarter percent (2.25%) in excess of the weekly average yield on United States Treasury Securities-Constant Maturity Series issued by the United States Government for a term of ten (10) years, as most recently published by The Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 (519) and received by Agent prior to the date of determination.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.8.

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Phoenix and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and
(ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Phoenix for the conduct of substantially all of their commercial lending activities.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.





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         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

         "Change in Control" means the acquisition by any Person (other than the REIT), or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the ownership interests in Borrower or Guarantor.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Collateral" means all the real and personal property, general intangibles, and other property owned or acquired by Borrower subject from time to time to the liens and security interests of the Loan Documents and all proceeds and products of the foregoing.

         "Collateral Project" means each Initial Project and each Additional Project that hereafter becomes Collateral pursuant to this Agreement.

         "Commitment" means, for each Bank, the obligation of such Bank to make Loans, not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 15.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

         "Consolidated Interest Expense" means for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on a consolidated income statement for the REIT for such period, including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit, the net costs associated with Rate Hedging Obligations, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other noncash interest expense, other than interest and other charges amortized to cost of sales, plus the REIT's pro rata share of interest expense in unconsolidated Affiliates and 100% of any accrued, paid interest incurred (without redundancy) on any obligation for which the REIT is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities. Consolidated Interest Expense shall not include any interest that is capitalized.

         "Consolidated Net Income" means, for any period, the net income (or loss) of the REIT (excluding equity in net earnings or loss of unconsolidated Affiliates) on a consolidated basis for such period taken as a single accounting period, determined in conformity with GAAP. For the purposes of determining Consolidated Net Income in connection with Sections 9.3 and 9.4, the





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REIT shall expense (i) all costs associated with the re-leasing of apartment units, and (ii) a reserve for replacement equal to $150 per unit per year.

         "Consolidated Tangible Net Worth" means, as to the REIT, at any date, the sum of all capital accounts (including without limitation, any paid-in capital, capital surplus, retained earnings, and minority interests) determined on a consolidated basis in conformity with GAAP, plus increases in accumulated depreciation that occur subsequent to the date of this Agreement, less its consolidated Intangible Assets. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (I) all write-ups in the book value of any asset owned by the REIT or any Subsidiary, (II) any amount, however designated on the balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the REIT or any Subsidiary, (III) all unamortized debt discount, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items, and (IV) all items that would be considered intangible assets under GAAP.

         "Control" shall mean the exercise of the power to direct or cause the direction of the management or policies of a Person, whether through the exercise of rights of ownership under voting securities, under contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, Guarantor, the REIT or any Subsidiary, are treated as a single employer under Section 414 of the Code.

         "Conversion/Continuation Notice" is defined in Section 2.9.

         "Debt Service" of the REIT shall mean, for any period, its Consolidated Interest Expense plus its scheduled amortization payments of principal of any of its consolidated Indebtedness during such period, excluding any principal payments due on the maturity date of such Indebtedness.

         "Deed of Trust" means each and all Deeds of Trust, Assignment of Rents, Security Agreement and Fixture Filing, securing the Obligations, granted from time to time by Borrower, as Trustor, for the benefit of Agent on behalf of Banks, as Beneficiary, as the same may be amended or modified and in effect from time to time, each being substantially in the form of Exhibit A attached hereto (conformed as necessary with respect to the laws of the state where the Collateral described therein is located), and each and all Mortgages, Assignment of Rents, Security Agreement and Fixture Filing, securing the Obligations, granted from time to time by Borrower, as Mortgagor, for the benefit of Agent on behalf of Banks, as Mortgagee, as the same may be amended or modified and in effect from time to time, each being substantially in the form





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of the deed of trust described above (conformed as necessary to constitute a mortgage and with respect to the laws of the state where the Collateral described therein is located).

         "Dollars" and the sign "$" mean lawful money of the United States of America.

         "EBITDA" means, for any period, without duplication, the following, all as determined on a consolidated basis for the REIT in conformity with GAAP,

                 (i) the sum of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) charges against income for all federal, state and local taxes, (d) depreciation expense, (e) amortization expense, (f) other non-cash charges and expenses, (g) earnings distributed by any unconsolidated Affiliates and, without duplication, the REIT's share of undistributed earnings of any unconsolidated Affiliates from whom Agent has received satisfactory assurances that such share of earnings will be distributed to the REIT at least annually (all calculated in the same manner as in the case of consolidated Affiliates), and (h) any losses (other than non-cash losses) arising outside of the ordinary course of business which have been included in the determination of Consolidated Net Income, less

                 (ii) any gains arising outside of the ordinary course of business which have been included in the determination of Consolidated Net Income.

         "Eligible Collateral" means each Collateral Project that satisfies the conditions precedent in Sections 4.1(a), 5.1 and 5.2, as applicable.

         "Environmental Agreement" means each and all Environmental Indemnity Agreements executed by Borrower and Guarantor, from time to time for the benefit of Banks and Agent, and relating to the Collateral, as the same may be amended or modified and in effect from time to time, each being substantially in the form of Exhibit B.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Event of Default" means an event described in Article X after the expiration of any applicable cure or notice period provided in Article X.

         "Excluded Taxes" is defined in Section 3.1(i).

         "Extension Request" is defined in Section 2.20(a).





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         "Facility Termination Date" means June 26, 1999, as the same may be extended as provided in Section 2.20.

         "Fair Market Value" means (i) the "as is" fair market value for a Collateral Project that constitutes Eligible Collateral, or (ii) if all rehabilitation work recommended for completion in the physical inspection report for such Collateral Project has been completed to the satisfaction of Agent, the "as if stabilized" fair market value for such Collateral Project.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m., Phoenix time, on such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by Agent in its sole discretion.

         "Financial Covenant" is defined in Article IX.

         "Financing Statements" means those Financing Statements executed from time to time by Borrower, as Debtor, for the benefit of Agent, as Secured Party, pursuant to this Agreement, as the same may be amended, modified, replaced or renewed from time to time.

         "Floating Rate" means, for any day, a rate per annum equal to (i) the Prime Rate for such day, plus (ii) the Applicable Floating Rate Margin, in each case changing when and as the Prime Rate changes.

         "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

         "Funds From Operations" of the REIT shall mean, at any date of determination, its Consolidated Net Income for the twelve consecutive month period most recently ended, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization (excluding amortization of financing costs other than existing interest rate cap amortization) after adjustment for unconsolidated partnerships and joint ventures, which adjustment will be calculated to reflect funds from operations on the same basis. Other than the addition of the interest rate cap amortization, Funds From Operations shall be based on the definition of Funds From Operation adopted by the board of directors of the National Association of Real Estate Investment Trusts effective as of January 1, 1996.





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         "GAAP" means generally accepted accounting principles in effect from time to time, consistently applied.

         "General Partner" means Ambassador II, Inc., a Delaware corporation, the general partner of Borrower

         "Gross Asset Value" of the REIT shall mean the sum of the REIT's Adjusted Asset Value and cash and cash equivalents.

         "Gross Income" means, for any period, all income from all of the Eligible Collateral of any type, including, without limitation, rents, corporate premium rents, forfeited security deposits, rent interruption insurance, parking revenue, cable television contracts, income received from laundry, washer/dryer rental, pet fees, vending machines, redecoration fees and application fees, and other miscellaneous income items not to exceed five percent (5%) of Gross Income, excluding non-recurring income and non-property related income.

         "Guarantor" means Ambassador Apartments, L.P., a Delaware limited partnership.

         "Guaranty" means a Guaranty, in substantially the form of Exhibit C, duly executed by Guarantor, as the same may be amended or modified and in effect from time to time.

         "Indebtedness" of a Person means, without duplication, such Person's

                 (i)      obligations for borrowed money,

                 (ii) obligations representing the deferred purchase price of Property or services (other than trade accounts payable and accrued expenses arising or occurring in the ordinary course of such Person's business),

                 (iii) obligations, whether or not assumed, secured by Liens on, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person,

                 (iv) obligations which are evidenced by notes, bonds, debentures, or other similar instruments,

                 (v)      Capitalized Lease Obligations,

                 (vi)     net liabilities under Rate Hedging Obligations,





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                 (vii)    all liabilities and obligations of others of the kind
         described in clauses (i) through (vi) and (viii) that such Person has guaranteed or that is otherwise its legal liability, and

                 (viii) reimbursement obligations for which such Person is obligated with respect to a letter of credit.

         "Initial Project" means each of the apartment projects described on Schedule "1" attached hereto.

         "Interest Coverage Ratio" means, as of any date of determination, the ratio of the REIT's EBITDA during its most recent four (4) fiscal quarters to its Consolidated Interest Expense during such period.

         "Interest Period" means, for each LIBOR Advance, the period commencing on the date of such LIBOR Advance and ending on the last day of the period selected by Borrower pursuant to the provisions herein and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by Borrower pursuant to the provisions of this Agreement. The duration of each Interest Period shall be one (1), two (2), three (3), six (6), nine (9) or twelve (12) months as selected by Borrower (A), for a new Advance, in the Borrowing Notice, or (B), for an outstanding Advance, in the Conversion/Continuation Notice; provided, however, that:

                 (i) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                 (ii) No Interest Period with respect to any LIBOR Advance shall extend beyond the Facility Termination Date.

         "Lending Installation" means, with respect to a Bank or Agent, any office, branch, banking subsidiary of the holding company of a Bank or Agent, or banking Affiliate of such Bank or Agent.

         "LIBOR Advance" means an Advance which bears interest at a LIBOR Rate.

         "LIBOR Base Rate" means, with respect to a LIBOR Advance for the relevant Interest Period, the rate of interest determined by Agent, based on Telerate System reports or other source as may be selected by Agent, to be the "London Interbank Offered Rate" at which deposits in





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United States dollars are offered by major banks in London, England, two (2)
Business Days before the first day of the respective Interest Period, in the approximate amount of the relevant LIBOR Advance and having a maturity approximately equal to such LIBOR Advance's Interest Period.

         "LIBOR Loan" means a Loan which bears interest at a LIBOR Rate.

         "LIBOR Rate" means, with respect to a LIBOR Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) the Applicable LIBOR Rate Margin. The LIBOR Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment (the purpose of which is to grant a security interest), deposit arrangement (the purpose of which is to grant a security interest), encumbrance or other security agreement or arrangement of any kind or nature whatsoever the purpose of which is to grant a security interest, whether or not filed or recorded or otherwise perfected (including the interest of a vendor or lessor under any conditional sale, any Capitalized Lease or any lease deemed to constitute a security interest, or any other title retention agreement).

         "Loan" means, with respect to a Bank, such Bank's portion of any Advance.

         "Loan Documents" means this Agreement, the Notes, the Deeds of Trust and Environmental Agreements.

         "Material Adverse Effect" means a material adverse effect, based on commercially reasonable standards, on (i) the business, Property, condition (financial or otherwise), or results of operations of Borrower, Guarantor and the REIT, taken as a whole, (ii) the ability of Borrower, Guarantor or the REIT to perform its obligations under any of the Loan Documents or the Guaranty, or
(iii) the validity or enforceability under applicable law of any of the Loan Documents or the Guaranty or the rights or remedies of Agent or Banks thereunder.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement as described in Section 3(37) of ERISA to which Borrower, Guarantor, the REIT or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "NOI" means the amount by which the aggregate Gross Income of all of the Eligible Collateral exceeds the aggregate Operating Expenses of all of the Eligible Collateral for the period equal to the most recent twelve (12) month period, tested quarterly, from either company prepared quarterly financial information or from annual financial information audited by an independent





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certified public accountant, in either case prepared according to GAAP.  If the operating history of any Eligible Collateral is not available for an entire twelve (12) month period, NOI shall be calculated on an annualized basis for the period available, but not less than one (1) quarter.

         "Note" means a promissory note, in substantially the form of Exhibit D hereto, duly executed by Borrower and payable to the order of a Bank in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

         "Notice of Assignment" is defined in Section 15.3.2.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower to Banks or to any Bank, Agent, or any indemnified party hereunder arising under the Loan Documents.

         "Operating Expenses" means, for any period, without duplication, all actual ordinary and normal expenses of operation of all of the Eligible Collateral, on a cash basis adjusted for the accrual of property taxes and insurance premiums, including without limitation, utilities, repair and maintenance (but excluding any capital items and expenditures), salaries and wages, commissions paid to any leasing agent, reasonable advertising and marketing expenses and management fees of at least three percent (3%) of the Gross Income and a replacement reserve of at least $150 per apartment per year; excluding, however, interest expense, debt service, depreciation and amortization, income or franchise taxes and any extraordinary one-time expenditures not considered operating expenses under GAAP.

         "Participants" is defined in Section 15.2.1.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower, Guarantor, the REIT or any member of the Controlled Group may have any liability.

         "Pledge and Security Agreement" means a Pledge and Security Agreement, in substantially the form of Exhibit E, duly executed by Borrower, as the same may be amended or modified and in effect from time to time.





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         "Prime Rate" means the rate per annum most recently publicly announced by Bank One, or its successors, in Phoenix, Arizona, as its "prime rate," as in effect from time to time. The Prime Rate will change on each day the "prime rate" changes. The "prime rate" is not necessarily the best or lowest rate offered by said bank, and said bank may lend to its customers at rates that are at, above, or below its "prime rate."

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Purchasers" is defined in Section 15.3.1.

         "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Rejecting Bank" is defined in Section 2.20(b).

         "REIT" means Ambassador Apartments, Inc., a Maryland corporation.

         "Replacement Bank" is defined in Section 2.21.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it





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be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or waiver of the funding requirements under
Section 412(d) of the Code.

         "Required Banks" means a Bank or Banks in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, a Bank or Banks in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities (as defined therein).

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Single Employer Plan" means a Plan maintained by Borrower, Guarantor, the REIT or any member of the Controlled Group for employees of Borrower, Guarantor, the REIT or any member of the Controlled Group.

         "Solvent" means, with respect to any Person, that as of any date of determination (a) the then present fair saleable value of the assets of such Person is (i) greater than the then total amount of liabilities (including contingent liabilities) of such Person and (ii) greater than the amount that will be required to pay such Person's probable liability on such Person's then existing Indebtedness as it becomes absolute and matured, (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe or reasonably should have believed that it will incur, Indebtedness beyond its ability to pay such Indebtedness as it become due.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power for the election of the board of directors of which shall at the time be beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a direct or indirect Subsidiary of the REIT and/or Guarantor.

         "Substantial Portion" means, with respect to the Property of Borrower, Guarantor and the REIT, taken as a whole, Property which represents more than 10% of Consolidated Tangible Net Worth, as would be shown in the consolidated financial statements of Borrower, Guarantor or the REIT as of the beginning of the fiscal quarter in which such determination is made.

         "Total Liabilities" shall mean all liabilities of the REIT, determined on a consolidated basis, in accordance with GAAP, including without limitation, any mortgage debt whether recourse or non-recourse, letters of credit issued for the account of such Person, purchase obligations, repurchase obligations, forward commitments, unsecured debt, accounts payable, lease obligations (including ground leases), guarantees of indebtedness, subordinated debt, unfunded obligations. Total Liabilities of the REIT shall also include, without redundancy, (i) 100% of the consolidated recourse liability of the REIT and Guarantor (A) under guarantees of indebtedness, and (B) loans where the REIT is liable for debt as a general partner, and (ii) the REIT's share of non-recourse debt in unconsolidated Affiliates.

         "Transferee" is defined in Section 15.4.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or LIBOR Advance.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of the assets of such Plans allocable to such benefits, all determined as of the then most recent valuation date for such Plans, using the actuarial methods and assumptions utilized in the actuarial report for each such Plan as of such date.

         "Unmatured Event of Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         "Unprotected Floating Rate Indebtedness" of a Person shall mean its variable rate Indebtedness, including without limitation that of its unconsolidated Affiliates which is recourse to such Person and any Debt that reprices within 365 days, but excluding any "low-floater" tax-exempt bonds and any such Indebtedness for which such Person is protected from interest rate risk pursuant to any interest rate cap, swap, hedge or collar protection agreement now existing or that may, to the reasonable satisfaction of Agent, be entered into after the date of this Agreement.

         "Unused Commitment" means, at any date with respect to any Bank, the amount (if any) by which such Bank's Commitment exceeds the sum of the outstanding principal balance of such Bank's Loans as of such date.

         "Unused Commitment Fee" means a fee payable by Borrower, without redundancy, to each Bank with respect to such Bank's Unused Commitment, calculated in accordance with Section 2.5(b).

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II

                                  THE CREDITS

         2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment; provided, however, that (i) a Bank shall not be required to make any Loan or Loans in excess of the amount of such Bank's then Available Credit, and (ii) the aggregate principal amount of all Advances outstanding at any time and from time to time (without duplication) shall not exceed the Borrowing Base. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

         2.2 Required Payments. Any outstanding Advances and all other unpaid Obligations shall be paid in full by Borrower on the Facility Termination Date. Additionally, if for any reason at any time either (i) the principal amount of all Advances outstanding (without duplication) exceeds the Aggregate Commitment, or (ii) the aggregate principal amount of all Advances outstanding (without duplication) exceeds the Borrowing Base, then Borrower shall, within fifteen (15) days after notice from Agent, make a payment to Agent for the benefit of Banks in an amount equal to such excess principal amount.

         2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made by the several Banks ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment, in each case without duplication.

         2.4 Types of Advances. The Advances may be Floating Rate Advances or LIBOR Advances, or a combination thereof, selected by Borrower in accordance with Sections 2.8 and 2.9.

         2.5     Fees; Reduction in Commitment.

                 (a) Commitment Fee. Borrower agrees to pay to Agent, for the account of each Bank, a commitment fee in the amount of one-half of one percent (.5%) of each Bank's Commitment. The commitment fee shall be paid by Borrower to Agent, contemporaneously with the execution of this Agreement, and shall be non-refundable in any event.

                 (b) Unused Commitment Fee. Borrower agrees to pay to Agent for the account of each Bank an Unused Commitment Fee, at a rate per annum of one-quarter of one percent (.25%), calculated on the basis of a 365-day year in accordance with this Section from the date hereof and to and including the Facility Termination Date, and payable quarterly in arrears on the first day of each January, April, July and October hereafter and on the Facility Termination Date. For each quarter (or portion thereof), the Unused Commitment Fee shall be equal to (A) such Bank's average daily Commitment during such quarter (or portion thereof) minus (B) such Bank's "average daily outstandings" for the quarter (or portion thereof) with respect to which the Unused Commitment Fee is being computed, with the resulting number multiplied by (C) one-quarter of one percent (.25%), and the final product divided by (D) four (4).

                 As used herein, "average daily outstandings" means the aggregate outstanding principal balance of such Bank's Loans, calculated for each day during the quarter (or portion thereof) for which the fee is being computed, divided by the number of days in that quarter (or portion thereof). If the Unused Commitment Fee is being computed for less than a full quarter, the number used in clause (D) above shall be computed on a daily basis for the number of days for which the fee is being computed.

                 All accrued Unused Commitment Fees shall be payable on the effective date of any termination of the obligations of Banks to make Loans hereunder.

                 (c) Extension Fee. If the Facility Termination Date is extended pursuant to the provisions of Section 2.20, then Borrower shall pay to Agent, for the account of each Bank an extension fee for each such extension, at a rate equal to one-quarter of one percent (.25%) of the amount of each Bank's Commitment. The extension fee shall be paid by Borrower to Agent in advance, in the manner provided in Section 2.20(d). The extension fee shall be non-refundable in any event.

                 (d) Reductions in Aggregate Commitment. Borrower, at its sole option, may permanently reduce the Aggregate Commitment in whole, or in part ratably among Banks (in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment) in integral multiples of $5,000,000 at any time or from time to time, upon at least three (3) Business Days' written notice to Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances.

         2.6 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof).

         2.7 Optional Principal Payments. Borrower may at any time or from time to time pay, without penalty or premium, all Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one (1) Business Day's prior notice to Agent. Borrower may, (i) upon one (1) Business Day's prior notice to Agent, pay, without penalty or premium, any LIBOR Advance in full on the last day of the Interest Period for such LIBOR Advance, and (ii) upon three (3) Business Days' prior notice to Agent, prepay any LIBOR Advance in full prior to the last day of the Interest Period for such LIBOR Advance, provided that Borrower shall also pay at the time of such prepayment all amounts payable with respect thereto pursuant to
Section 3.4 hereof.

         2.8 Method of Selecting Types and Interest Periods for New Advances. Borrower, when requesting an Advance, shall select the Type of Advance and, in the case of each LIBOR Advance, the Interest Period applicable to each Advance from time to time. Borrower shall give Agent irrevocable notice (a "Borrowing Notice") in the form of Exhibit F not later than (a) 10:00 a.m., Phoenix time, one (1) Business Day before the Borrowing Date of each Floating Rate Advance, and (b) 10:00 a.m., Phoenix time, three (3) Business Days before the Borrowing Date of each LIBOR Advance, specifying:

                 (i) the Borrowing Date, which shall be a Business Day, of such Advance,

                 (ii)     the aggregate amount of such Advance,

                 (iii) the Type of Advance selected; provided, however, that the aggregate number of LIBOR Advances outstanding at any one time shall not exceed three (3), and

                 (iv) in the case of each LIBOR Advance, the Interest Period applicable thereto.

Not later than 11:00 a.m., Phoenix time, on each Borrowing Date, each Bank shall make available its Loan or Loans, in funds immediately available in Phoenix to Agent at its address specified pursuant to Article XVI. Agent will make the funds so received from Banks available to Borrower at Agent's aforesaid address. Disbursements of all Advances to Borrower may be made not more frequently than one time per Business Day.

         2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted by Borrower into LIBOR Advances. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such LIBOR Advance either continues as a LIBOR Advance for the same or another Interest Period or be repaid. Subject to the terms of
Section 2.6, Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided, however, that any conversion of any LIBOR Advance may be made on, and only on, the last day of the Interest Period applicable thereto, and further provided that the aggregate number of LIBOR Advances outstanding at any one time shall not exceed three (3).

         Borrower shall give Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a LIBOR Advance not later than 10:00 a.m., Phoenix time, at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or three (3) Business Days, in the case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying:

                 (i) the requested date which shall be a Business Day, of such conversion or continuation;

                 (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

                 (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the Interest Period applicable thereto.

         2.10 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a LIBOR Advance pursuant to
Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate or in the Applicable Floating Rate Margin in accordance with the terms of this Agreement. Each LIBOR Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Advance. No Interest Period may end after the Facility Termination Date.

         2.11    Determination of Applicable Margins.

                 (a) Interest Coverage Ratio. The Applicable Margins shall be determined by reference to the Interest Coverage Ratio based upon the REIT's most recent financial statements provided to Agent, in accordance with the following table:

                                               Applicable                      Applicable
           Interest                            LIBOR Rate                    Floating Rate
         Coverage Ratio                        Margin (%)                      Margin (%)
         --------------                        -----------                   -------------

         Interest Coverage Ratio                   1.70                           0
         is greater than 3.00 to 1

         Interest Coverage Ratio
         is equal to or less than
         3.00 to 1 but not less
         than 2.75 to 1                            1.80                          .125

         Interest Coverage Ratio
         is less than 2.75 to 1                    1.95                          .25

                 (b) Adjustment of Margins. The Applicable Floating Rate Margin shall be adjusted, as applicable from time to time, effective on the first Business Day after any change in the Interest Coverage Ratio. The applicable LIBOR Rate Margin in respect of any LIBOR Advance shall be adjusted, as applicable from time to time, effective on the first day of the Interest Period for any LIBOR Advance after any change in the Interest Coverage Ratio as and when measured pursuant to Section 9.3.

         2.12 Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of an Event of Default the Required Banks may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Banks notwithstanding any provision of Section 11.2 requiring unanimous consent of Banks to changes in interest rates), declare that no Advance may thereafter be made as, converted into or continued as a LIBOR Advance until Borrower has cured such Event of Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of an Unmatured Event of Default of a monetary obligation the Required Banks may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Banks notwithstanding any provision of Section 11.2 requiring unanimous consent of Banks to changes in interest rates), declare that no Advance may be made as or converted into a LIBOR Advance until such default is cured. During the continuance of an Event of Default, the Required

Banks may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Banks notwithstanding any provision of Section
11.2 requiring unanimous consent of Banks to changes in interest rates), declare that (i) each LIBOR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 4% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 4% per annum.

         2.13 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Agent at Agent's address specified pursuant to Article XVI, or at any other Lending Installation of Agent specified in writing by Agent to Borrower, by noon (local time at the place of receipt) on the date when due. Each payment delivered to Agent for the account of any Bank shall be delivered promptly by Agent to such Bank in the same type of funds that Agent received at its address specified pursuant to Article XVI or at any Lending Installation specified in a notice received by Agent from such Bank. If Agent receives, for the account of a Bank, a payment from Borrower and fails to remit such payment to the Bank on the Business Day such payment is received (if received by noon, Phoenix time, by Agent) or on the next Business Day (if received after noon, Phoenix time, by Agent), Agent shall pay to such Bank interest on such payment at a rate per annum equal to the Federal Funds Effective Rate for each day for which such payment is so delayed and Borrower shall have no responsibility to any such Bank in connection with any such payment or any interest thereon pursuant hereto.

         2.14 Notes; Telephonic Notices. Each Bank is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note; provided, however, that the failure to so record shall not affect Borrower's obligations under such Note. Borrower hereby authorizes Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons who Agent in good faith believes to be acting on behalf of Borrower. Borrower agrees to deliver promptly to Agent a written confirmation, if such confirmation is requested by Agent, of each telephonic notice signed by an Authorized Officer of Borrower. If the written confirmation differs in any material respect from the action taken by Agent, the records of Agent shall govern absent manifest error.

         2.15 Interest Payment Dates; Interest Basis. Interest on all Advances shall be calculated on the basis of a 365-day year, based on the actual days elapsed. Interest accrued on each Advance shall be payable on the first day of each calendar month, commencing with the first such date to occur after the date hereof, and on any date on which the Advance is prepaid, whether due to acceleration or otherwise. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time at the place of receipt). If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business

Day, and such extension of time shall be included in computing interest in connection with such payment.

         2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, Agent will notify each Bank of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Agent will notify each Bank of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Bank prompt notice of each change in the Floating Rate or the Applicable Margin.

         2.17 Lending Installations. Each Bank may book its Loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Bank for the benefit of such Lending Installation. Each Bank may, by written or telex notice to Agent and Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

         2.18 Non-Receipt of Funds by Agent. Unless Borrower or a Bank, as the case may be, notifies Agent prior to the date on which such payment is due to Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest, fees or other amounts due under the Loan Documents to Agent for the account of Banks, that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If Borrower or such Bank, as the case may be, has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to
(a) in the case of payment by a Bank, the Federal Funds Effective Rate for such day or (b) in the case of payment by Borrower, the interest rate applicable to the relevant Advance.

         2.19 Withholding Tax Exemption. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank (if any) that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of Borrower and Agent two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal taxes and an Internal Revenue Service Form W-8 or W-9 entitling such Bank to receive a complete exemption from United States tax backup withholding. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of Borrower and Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires (currently, three (3) successive calendar years for Form 1001 and one (1) calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises Borrower and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal tax.

         If a Bank does not provide duly executed forms to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower or Agent shall withhold taxes from payments to such Bank at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding. Upon the reasonable request of Borrower or Agent, each Bank that has not provided the forms or other documents, as provided above, on the basis of being a "United States person," shall submit to Borrower and Agent a certificate or other evidence to the effect that it is such a "United States person."

         2.20    Extension of Facility Termination Date.

                 (a) Extension Requests. Borrower may request a one-year extension of the Facility Termination Date by submitting a request for an extension to Agent (an "Extension Request") no more than twenty-seven (27) months nor less than twenty-four (24) months prior to the then scheduled Facility Termination Date. Promptly upon (but not later than five (5) Business Days after) receipt of the Extension Request, Agent shall notify each Bank of the contents thereof and shall request each Bank to approve the Extension Request. Each Bank approving the Extension Request shall deliver its written approval no later than ninety (90) days after the date of the Extension Request. If the approval of each of Banks is received by Agent within ninety
         (90) days after the date of the Extension Request (or as otherwise provided in Section 2.20(b)), Agent shall promptly so notify Borrower and each Bank, and the Facility Termination Date shall be extended by one (1) year, and in such event Borrower may thereafter request further extension(s) of the then scheduled Facility Termination Date in accordance with this Section 2.20. If any of Banks does not deliver to Agent such Bank's written approval to any Extension Request within ninety (90) days after the date of such Extension Request, the Facility Termination Date shall not be extended, except as otherwise provided in Section 2.20(b) or 2.20(c).

                 (b) Rejecting Banks/Full Assignment. If (i) any Banks ("Rejecting Banks") shall not approve an Extension Request, (ii) all rights and obligations of such Rejecting Banks under this Agreement and under the other Loan Documents (including, without limitation, their Commitment and all Loans owing to them) shall have been assigned, within one hundred twenty (120) days following such Extension Request, in accordance with
         Section 2.21, to one or more Replacement Banks who shall have approved in writing such Extension Request at the time of such assignment, and
         (iii) no other Bank shall have given written notice to Agent of such Bank's withdrawal of its approval of the Extension Request, Agent shall promptly so notify Borrower and each Bank and the Facility Termination Date shall be extended by one (1) year, and in such event Borrower may thereafter request further extension(s) as provided in
         Section 2.20(a).

                 (c) Rejecting Banks/No Full Assignment. If (A) the Rejecting Banks shall not approve an Extension Request, (B) the provisions of clause (b)(ii) above do not apply, and (iii) no other Bank shall have given written notice to Agent of such Bank's withdrawal of its approval of the Extension Request, Agent shall promptly notify Borrower and each Bank and any Replacement Bank, and the Facility Termination Date shall be extended by one (1) year, and in such event Borrower may thereafter request further extension(s) as provided in Section 2.20(a); provided, however, that the Aggregate Commitment shall be automatically reduced, effective as of the first day of the extension period, and shall equal the aggregate Commitments of the Banks who are not Rejecting Banks and the Banks who are Replacement Banks. All rights and obligations of such Rejecting Banks under this Agreement and under the other Loan Documents (including, without limitation, their Commitment and all Loans owing to them) shall either be (I) assigned to Replacement Banks pursuant to Section 2.20(b), or (II) terminated, effective as of the then existing Facility Termination Date (or such earlier date as Borrower and Agent may designate), in which case the terminated Bank shall have concurrently received, in cash, all amounts due and owing to the terminated Bank hereunder or under any other Loan Document, including without limitation the aggregate outstanding principal amount of the Loans owed to such Bank, together with accrued interest thereon through the date of such termination, all amounts payable under Sections 3.1 and 3.2 with respect to such Bank and all fees payable to such Bank hereunder (and payment of such amount may not be waived except with the consent of each Bank, as more specifically provided in
         Section 11.2(i)); provided that, upon such Bank's termination, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 12.7, as well as to any fees accrued hereunder and not yet paid, and shall continue to be obligated under Section 13.8 with respect to obligations and liabilities accruing prior to the termination of such Bank.

                 (d) Approval of Extension. Prior to the commencement of each extension period (whether approved pursuant to Section 2.20(a), (b) or (c)),

         Borrower shall pay to Agent for the account of each Bank approving the extension and each Replacement Bank an extension fee calculated in the manner set forth in Section 2.5(c). However, if prior to the commencement of any such extension period Borrower shall have repaid the Obligations in full and terminated the obligation of Banks to make further Advances hereunder, Borrower shall not be liable for the payment of the extension fee that would have been payable prior to the commencement of such extension period.

         2.21 Replacement of Certain Banks. In the event a Bank (the "Affected Bank"):

                 (i) shall have requested compensation from Borrower under Sections 3.1 or 3.2 to cover additional costs incurred by such Bank that are not being incurred generally by the other Banks, or

                 (ii) shall have delivered a notice pursuant to Section 3.3 that such Affected Bank is unable to extend LIBOR Loans for reasons not generally applicable to the other Banks, or

                 (iii)    is a Rejecting Bank pursuant to Section 2.20,

         then, in any such case, and at any time after such event occurs, Borrower or Agent may make written demands on such Affected Bank (with a copy to Agent in the case of a demand by Borrower and a copy to Borrower in the case of a demand by Agent) for the Affected Bank to assign, and such Affected Bank shall assign, pursuant to one or more duly executed assignment agreements in substantially the form provided for in Section 15.3.1, within five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 15.3, and that are selected by Borrower and/or Agent, that are reasonably acceptable to Agent and Borrower, as applicable (provided, that if an Event of Default has occurred and is continuing, the approval of Borrower shall not be required), that Borrower or Agent, as the case may be, shall have engaged for such purpose (the "Replacement Bank"), all of such Affected Bank's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment and all Loans owing to it) in accordance with Section 15.3. If any Affected Bank fails to execute and deliver such assignment agreements within thirty (30) days after demand, then such Affected Bank shall have no further right to receive any amounts payable under Sections 3.1 and 3.2 with respect to such Affected Bank.

         Agent agrees, upon the occurrence of such events with respect to an Affected Bank and upon written request of Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Bank. Agent is authorized, but shall not be obligated to, execute one or more of such assignment agreements as attorney-in-fact for any Affected Bank failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment, the Affected Bank shall have concurrently received, in cash, all amounts due and owing to the Affected Bank hereunder or under any other Loan Document, including without limitation the aggregate outstanding principal amount of the Loans owed to such Bank, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 3.1 and 3.2 with respect to such Affected Bank and all fees payable to such Affected Bank hereunder; provided that, upon such Affected Bank's replacement, such Affected Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 12.7, as well as to any fees accrued hereunder and not yet paid, and shall continue to be obligated under Section 13.8 with respect to obligations and liabilities accruing prior to the replacement of such Affected Bank.

         2.22 Purpose of Advances. The purpose of the Loans shall be to provide financing for acquisition of apartment projects, capital expenditures, corporate working capital, equity investments (including the purchase of stock of other Real Estate Investment Trusts), repayment of indebtedness and scheduled amortization of payments of debt. In addition, Loans may be used for the payment of distributions to the shareholders of the REIT and the holders of partnership units in Guarantor, to the extent permitted herein, but not more frequently than twice per calendar year and not in consecutive quarters.

                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES

         3.1 Yield Protection. In the event of any change after the date of this Agreement of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, which:

                 (i) subjects any Bank or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from Borrower (excluding any taxes imposed on, or based on, or determined by reference to the net income of any Bank or applicable Lending Installation, including, without limitation, franchise taxes, alternative minimum taxes and any branch profits tax (collectively, "Excluded Taxes")), any taxes imposed on, or based on, or determined by reference to or changes the basis of taxation of payments to any Bank in respect of its Loans or other amounts due it hereunder (except for Excluded Taxes),

                 (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable

         Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rates), or

                 (iii) imposes any other condition or requirement the result of which is to materially increase the cost to any Bank or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with loans, or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount reasonably deemed material by such Bank, then, within thirty (30) days after demand by such Bank, Borrower shall pay Agent for the benefit of such Bank that portion of such increased expense incurred or reduction in an amount received which such Bank reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment; provided, however, that Borrower shall not be required to increase any such amounts payable to Agent on behalf of any Bank (1) if such Bank fails to comply with the requirements of Section 2.19 hereof, (2) if such increase results from a circumstance that applies only to the affected Bank and not to other banks in general, or (3) to the extent that such Bank determines, in its reasonable discretion, that it can, after notice from Borrower, through reasonable efforts, eliminate or reduce the amount of tax liabilities payable (without additional costs or expenses unless Borrower agrees to bear such costs or expenses) or other disadvantages or risks (economic or otherwise) to such Bank or Agent. If any Bank receives a refund in respect of any tax for which such Bank has received payment from Borrower hereunder, such Bank shall promptly notify Borrower of such refund and such Bank shall repay the amount of such refund to Borrower, provided that Borrower, upon the request of such Bank, agrees to return such refund (plus any penalties, interest or other charges imposed on such Bank) to such Bank in the event such Bank is required to repay such refund. The determination as to whether any Bank has received a refund shall be reasonably made by such Bank.

         3.2 Changes in Capital Adequacy Regulations. If a Bank reasonably determines the amount of capital required or expected to be maintained by such Bank or any Lending Installation of such Bank or any corporation controlling such Bank is increased solely as a result of a Change, then, within thirty (30) days after demand by such Bank, Borrower shall pay to Agent for the benefit of such Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank reasonably determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Bank's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Bank, Lending Installation or any corporation controlling any Bank. Change shall not include a change that applies only to the affected Bank and not to other banks in general. "Risk-Based Capital Guidelines" means (A) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (B) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         3.3 Availability of Types of Advances. If any Bank reasonably determines and notifies Agent that maintenance of any of such Bank's LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive enacted after the date of the Agreement, whether or not having the force of law, Agent shall suspend the availability of the affected Type of Advance and require any LIBOR Advances of the affected Type to be repaid; or if the Required Banks determine and notify Agent that (i) deposits of a type or maturity appropriate to match fund LIBOR Advances are not available, Agent shall suspend the availability of the affected Type of Advance with respect to any LIBOR Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, Agent shall suspend the availability of the affected Type of Advance with respect to any LIBOR Advance made after the date of any such determination and such Advance shall be converted into a Floating Rate Advance.

         3.4 Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Advance is not made on the date specified by Borrower for any reason other than default by Banks, Borrower will indemnify each Bank for any loss or reasonable cost or expense incurred by it resulting therefrom, including, without limitation, any loss or reasonable cost in liquidating or employing deposits acquired to fund or maintain the LIBOR Advance.

         3.5 Bank Statements; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to its LIBOR Advances to reduce any liability of Borrower to such Bank under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not materially disadvantageous to such Bank. Each Bank shall deliver a written statement of such Bank as to the amount due, if any, under Sections 3.1, 3.2 or
3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Bank determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Advance shall be calculated as though each Bank funded its LIBOR Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Advance applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable within three (3) days after receipt by Borrower of the written statement. The obligations of Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.1 Conditions Precedent to Closing. The obligation of each Bank to enter into this Agreement and to make each and every Advance hereunder is subject to the following conditions precedent, all of which shall have been satisfied prior to the initial Advance:

                 (a) Documents. Borrower shall have executed (or obtained the execution or issuing of) and delivered to Agent the following documents all in form satisfactory to Agent and (except for the Notes) in sufficient executed copies for each Bank:

                          (i)     This Agreement;

                          (ii)    Notes payable to the order of each of Banks.

                          (iii)   The Guaranty duly executed by Guarantor.

                          (iv) Deeds of Trust with respect to the Initial Projects;

                          (v) Financing Statements executed by Borrower, as required by Agent;

                          (vi) An Environmental Agreement executed by Borrower and Guarantor with respect to the Initial Projects;

                          (vii) Non-Disturbance, Attornment Estoppel and Subordination Agreements from each non-residential tenant of the Initial Projects;

                          (viii) Written money transfer instructions, in form acceptable to Agent, addressed to Agent and signed by an

                 Authorized Officer, together with such other related money transfer authorizations as Agent may have reasonably requested.

                          (ix) Financial statements for Borrower and, to the extent available, operating statements for the Initial Projects, each covering the two-year period immediately preceding the date of this Agreement, and each showing a financial condition satisfactory to Agent and Banks.

                          (x) A current appraisal (the "Appraisal") of the Initial Projects, satisfactory to Banks, by an appraiser reasonably acceptable to Banks. All Appraisals shall be ordered by Agent and shall be submitted to Banks for review and approval. Appraisals shall be deemed acceptable to Banks only upon approval by Required Banks. Each Bank shall have the right to object to an appraisal by written notice given to Agent on or before that day that is ten (10) Business Days after said Bank received the appraisal, which notice shall specify in reasonable detail the reason for such Bank's disapproval, shall request modifications to the appraisal as necessary to correct the reason for such disapproval, and shall set forth such Bank's estimate of the fair market value of the Initial Project. If a Bank fails to object to an appraisal within the 10-Business Day period, then such Bank shall be deemed to have approved the Appraisal. Upon the closing the transactions contemplated by this Agreement with respect to the Initial Projects and the inclusion of the Initial Projects as Eligible Collateral, the Appraisals of the Initial Collateral will be deemed to have been approved by the Required Banks.

                          Agent shall have the right to obtain reappraisals of
                 the Collateral Projects, at Borrower's expense, (A) if required by applicable law or regulation, (B) no more often than once every twelve (12) months during the continuation of an Event of Default, and (C) no more often than once every twelve (12) months if Agent reasonably determines that there has been a material adverse change in the status of a Collateral Project.

                          (xi) A survey of each Initial Project by a licensed surveyor reasonably acceptable to Agent in form reasonably acceptable to Agent and providing information pursuant to ALTA standards. All surveys shall be certified to Agent and Banks and the title company issuing the title policy required herein.

                          (xii) An ALTA extended coverage mortgagee's title insurance policy or policies [ALTA Loan Policy - 1970 (Rev. 10-17-70)], or comparable policy or policies, with such endorsements as Agent may reasonably require, together with such reinsurance and co-insurance as Agent may reasonably require, issued by a title insurance company or companies reasonably satisfactory to Agent in an amount to be designated by Agent, insuring the lien of the Deed of Trust against each Initial Project to be a first and prior lien upon such Initial Project as security for the Loans, subject only to such exceptions as Agent may expressly approve in writing, and insuring against any lien claims that could arise out of the construction of any improvements related to such Initial Project.

                          (xiii) An environmental questionnaire and disclosure statement completed and signed by Borrower covering the current and former condition and uses of each Initial Project and adjacent property, followed by a current preliminary environmental assessment (Phase I assessment) of each Initial Project and adjacent property, plus any sampling and analysis (Phase II assessment) or special limited assessment that Banks may reasonably require after review of the Phase I assessment, together with any other environmental investigations and reports that Banks may reasonably require, all of which shall be by an environmental consulting firm reasonably acceptable to Agent and none of which shall reveal any existing or potential environmental condition adversely affecting the use or value of any such Initial Project. The environmental questionnaire and disclosure statements and all assessments performed pursuant hereto shall be deemed acceptable upon the written approval of the Required Banks.

                          (xiv) Evidence that the each Initial Project is properly zoned for its current use.

                          (xv)    Evidence of the following insurance policies:

                                  (1)      A comprehensive General Liability
                          Policy of Insurance including Completed Operation, providing coverage of not less than $5,000,000 for each Initial Project (combined single limit for bodily injury and property damage), and an umbrella excess liability coverage in an amount not less than $10,000,000 for each Initial Project.

                                  (2)      Policies of fire, lightning, and
                          other perils extended coverage insurance in amounts equal to the full insurable value, on a replacement-cost basis, on the improvements on each Initial Project without coinsurance or depreciation.

                                  (3) A Flood Insurance Policy or evidence that each Initial Project is not located in a flood-prone area or a "special flood hazard area" as defined by the U.S. Department of Housing and Urban Development pursuant to the Flood Disaster Protection Act of 1973, as amended.

                                  (4)      Such other insurance as Agent may
                          reasonably require, including earthquake insurance if reasonably required by Agent, rental interruption and extra expense insurance in amounts sufficient to cover any loss of income from each Initial Project and any anticipated expenses associated with the same for a term of not less than twelve (12) months, and insurance covering vandalism and malicious mischief and sprinkler leakage.

                 Each of the foregoing insurance policies may be provided under a blanket policy of insurance and each of the foregoing insurance policies shall, where applicable, (A) be from an insurance company reasonably acceptable to Agent, (B) contain an endorsement naming Banks as an additional insured on all liability and first mortgagee on all casualty insurance, (C) stipulate that Agent is to receive a thirty (30) day notice prior to any cancellation, and (D) be in an original form to be held by Agent.

                          (xvi) Evidence of worker's compensation insurance
                 coverage satisfactory to Agent.

                          (xvii) If required by Banks, evidence that all
                 utilities and services to each Initial Project, including without limitation water, sewer, gas, electric and telephone, are available in amounts that are sufficient to service each Initial Project.

                          (xviii) If required by Banks, copies of all
                 certificates of occupancy issued by the municipality having jurisdiction over each Initial Project, together with evidence that Borrower has obtained all other licenses, permits, consents, approvals and authorizations necessary or appropriate in connection with the management and operation of each Initial Project.

                          (xix) Copies of any Declaration of Covenants,
                 Conditions and Restrictions and related documents pertaining to each Initial Project.

                          (xx) Evidence that all taxes and assessments levied
                 against or affecting each Initial Project have been paid current, together with a Type B tax service contract for each Initial Project.

                          (xxi) Evidence that there exists adequate and proper
                 ingress and egress to each Initial Project.

                          (xxii) A written opinion of counsel to Borrower and Guarantor reasonably acceptable to Agent, addressed to Agent and Banks in form reasonably acceptable to Agent.

                          (xxiii) A written opinion of local counsel to
                 Borrower and Guarantor reasonably acceptable to Agent, addressed to Agent and Banks in form reasonably acceptable to Agent.

                          (xxiv) Physical condition reports as to each Initial
                 Project acceptable to Agent.

                          (xxv) Certified copies of all material contracts and
                 agreements relating to each Initial Project, including, without limitation, all service contracts and management agreements covering or affecting each Initial Project, and the form of residential lease for each Initial Project.

                          (xxvi) A rent roll and delinquency report for each
                 Initial Project, in form and substance reasonably satisfactory to Agent, certified by an Authorized Officer.

                          (xxvii) Such other information and documents that
                 Agent may reasonably require.

                 (b) Other Information. Borrower, at its expense, shall have obtained and delivered to Bank the following items, all of which shall be in form and content reasonably satisfactory to Agent and shall be subject to approval in writing by Agent and in sufficient executed copies for each Bank:

                          (i) A copy of the executed Partnership Agreement for
                 Borrower, including all amendments thereto, together with copies of recorded/filed certificates of limited partnership, recorded fictitious name certificates and such other documents as Agent may reasonably require relating to the existence of Borrower, the qualification as a foreign limited partnership and good standing of Borrower in each state where an Initial Project is located and the authority of any person executing documents on behalf of Borrower.

                          (ii) A certificate of the corporate secretary of
                 General Partner, signed by the duly appointed secretary thereof and issued as of the date of this Agreement, certifying that (A) attached thereto is a true and complete copy of the corporate by-laws of General Partner in effect on the date of passage of the corporate resolutions described immediately below and at all subsequent times to and including the date of the certificate, (B) attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of General Partner authorizing the execution, delivery, and performance of the Loan Documents to which Borrower is a party, and that such resolutions have not been modified, rescinded, or amended and are in full force and effect, (C) no change has been made to General Partner's charter documents other than as reflected in the certified copies submitted in connection with the delivery of this Agreement, and (D) set forth therein and appropriately identified are the names, current official titles, and signatures of the officers of General Partner authorized to sign the Loan Documents.

                          (iii)   A copy of the current Articles of
                 Incorporation (or other charter documents, however named) of General Partner, including all amendments thereto, certified as current and complete by the appropriate authority of the state of incorporation of General Partner, together with evidence of its good standing in said corporation's state of incorporation and in every other state in which it is doing business or the conduct of Borrower's business requires such standing for the enforcement of material contracts.

                          (iv) A copy of the executed Partnership Agreement for Guarantor, including all amendments thereto, together with copies of recorded/filed certificates of limited partnership, recorded fictitious name certificates and such other documents as Agent may require relating to the existence and good standing of Guarantor and the authority of any person executing documents on behalf of Guarantor.

                          (v) A certificate of the corporate secretary of the REIT, signed by the duly appointed secretary thereof and issued as of the date of this Agreement, certifying that (A) attached thereto is a true and complete copy of the corporate by-laws of the REIT in effect on the date of passage of the corporate resolutions described immediately below and at all subsequent times to and including the date of the certificate,
                 (B) attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the REIT, on behalf of itself and as the general partner of Guarantor, authorizing the execution, delivery, and performance of the Guaranty.

                          (vi)    A copy of the current Articles of
                 Incorporation (or other charter documents, however named) of the REIT, including all amendments thereto, certified as current and complete by the appropriate authority of the state of incorporation of the REIT, together with evidence of its good standing in said corporation's state of incorporation and in every other state in which it is doing business or the conduct of its business requires such standing for the enforcement of material contracts.

                          (vii) Such other certificates, opinions, consents or documents and instruments as Agent may reasonably request.

                 (c) Representations and Warranties. All representations and warranties by Borrower in the Loan Documents shall be true and correct as of the date of this Agreement and all Loan Documents shall be valid and binding against Borrower and Guarantor, as applicable, and enforceable against Borrower and Guarantor, as applicable, in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the rights of creditors generally and general principles of equity.

                 (d) Default. There shall exist no Event of Default or Unmatured Event of Default.

                 (e) Fees. Borrower shall have paid to Agent the fees set forth in the letter agreement of even date herewith between Agent and Borrower and the commitment fee due pursuant to Section 2.5(a).

         4.2 Each Advance. Banks shall not be required to make any Advance (other than the conversion of an Advance of one Type to an Advance of another Type that does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date:

                 (i) There exists no Event of Default or monetary Unmatured Event of Default.

                 (ii)     The representations and warranties contained in
         Article VI are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date and except for changes permitted by this Agreement.

                 (iii) After the making of such Advance, the aggregate principal amount of all Advances outstanding shall not exceed (A) the Aggregate Commitment, and (B) the Borrowing Base.

                 (iv) Borrower shall have delivered to Agent, within the time period specified in Section 2.8, a duly completed Borrowing Notice in substantially the form of Exhibit G hereto.

                 (v) All legal matters incident to the making of such Advance shall be reasonably satisfactory to Agent and its counsel.

                 (vi) All costs, expenses, and fees to be paid by Borrower or Guarantor on or before the date of the Advance under the Loan Documents or the Guaranty shall have been paid in full.

         Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

                                   ARTICLE V

                                   COLLATERAL

         5.1 Security for the Loan. The Loans and Borrower's obligations under the Loan Documents shall be secured by the following:

                          (i) One or more Deeds of Trust constituting a first and prior lien on each Collateral Project (other than any Bond Project that becomes a Collateral Project pursuant to this Agreement, which shall be subject to a prior Bond Deed of Trust), subject only to such matters as specifically approved by Banks therein;

                          (ii) A valid and effectual assignment(s) of rents and leases covering each Collateral Project;

                          (iii) A valid and effectual security agreement(s) granting Banks a first and prior security interest in all of the property described below in, to, or under which Borrower now has or hereafter acquires any right, title or interest, whether present, future, or contingent: all equipment, inventory, accounts, security deposits, general intangibles, instruments, documents, and chattel paper, as those terms are defined in the Uniform Commercial Code, and all other personal property of any kind (including without limitation money and rights to the payment of money), whether now existing or hereafter created, that are now or at any time hereafter (i) in the possession or control of Agent or Banks in any capacity; (ii) erected upon, attached to, or appurtenant to, each Collateral Project; (iii) located or used on each Collateral Project or identified for use on each Collateral Project (whether stored on each Collateral Project or elsewhere); or (iv) used in connection with, arising from, related to, or associated with the Collateral Project or any of the personal property described herein, the construction of any improvements on each Collateral Project, the ownership, development, maintenance, leasing, management, or operation of each Collateral Project, the use or enjoyment of each Collateral Project, or the operation of any business conducted on each Collateral Project; together with all products and proceeds of all of the foregoing, in any form but excluding equipment such as laundry equipment that is not owned by Borrower, but is leased;

                          (iv) If required by Agent, valid and effectual assignments of Borrower's interest in all management agreements and documents relating to the ownership, development, construction and maintenance of each Collateral Project;

                          (v) With respect only to each Bond Project, a Pledge and Security Agreement in favor of Banks constituting a valid and effectual first and prior security interest in and assignment of the Bonds related to such Bond Project;

together with any UCC financing statements for filing and/or recording and any other items required by Banks to fully perfect the liens and security interests of Banks. The foregoing documents, together with any other documents or instruments securing the Loans, shall be in form and content reasonably satisfactory to Banks.

         5.2 Conditions for Additional Projects. Subject to the terms and conditions hereof, Borrower may from time to time notify Agent of its intention to add additional apartment projects to the Eligible Collateral (each, an "Additional Project"),upon compliance with the provisions of this Section 5.2 and the requirements of Section 4.1(a). Borrower may exercise its rights under this Section by delivering a written notice (an "Addition Notice") to Agent which shall refer to this Section, identifying the Additional Project which Borrower intends to add to the Eligible Collateral. The Addition Notice shall be accompanied by all of the documents in the possession of Borrower with respect to such Additional Project (the "Approval Documents") referred to in Sections 4.1(a)(ix), (xi)-(xxi) and (xxiv)-(xxvii). Agent shall notify Borrower within ten (10) Business Days after receipt of the last of the Approval Documents whether Required Banks have approved the proposed Additional Project subject only to the receipt of a satisfactory Appraisal in accordance with the provisions of Section 4.1(a)(x). If such approval by Required Banks is obtained, Agent shall order the Appraisal of such proposed Additional Project for submission to Banks for approval in accordance with the provisions of Section 4.1(a)(x). Any failure of Agent to timely notify Borrower of the approval by Required Banks of a proposed Additional Project after receipt of the Approval Documents or after receipt of an Appraisal shall not be deemed to be an approval of the proposed Additional Project. Upon final approval of a proposed Additional Project by Required Banks, Borrower shall satisfy all of the remaining requirements set forth in Section 4.1(a) and, to the extent reasonably required by Agent, Section 4.1(b). In addition, in connection with each Bond Project, Borrower shall also execute and deliver to Agent (i) a Pledge and Security Agreement covering the Bonds related to such Bond Project, and (ii) a transfer in blank, in form and substance reasonably satisfactory to Agent, with Borrower's signature guaranteed as applicable. Banks shall have the right to review and evaluate each Additional Project proposed by Borrower to determine in their sole and absolute discretion whether such Additional Project is acceptable to Required Banks.

         5.3 Conditions Precedent for Eligible Collateral. A Collateral Project shall be deemed to be "Eligible Collateral" only when (and only so long as) (i) the conditions precedent set forth in Sections 4.1(a), 5.1 and 5.2, as applicable, have been satisfied, and (ii) the average occupancy rate for such Collateral Project over the immediately preceding three (3) consecutive months remains equal to or greater than seventy percent (70%).

         5.4 Partial Releases. So long as no Event of Default or Unmatured Event of Default has occurred and is continuing (after taking into account the effect of the release), and so long as the release would not cause the outstanding Advances to exceed the lesser of (i) the Aggregate Commitment, or
(ii) the Borrowing Base, taking into account any release price paid to Agent to satisfy the requirements of this Section 5.4, Borrower may from time to time request releases of one or more of the Collateral Projects in which case Agent shall cause any such Collateral Project to be released from the lien of its respective Deed of Trust and related security documents. Any amounts paid to Agent as release prices shall be applied to the payment of the Obligations hereunder in the manner set forth in Section 2.13.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Banks and Agent as of the date hereof that:

         6.1 Existence and Standing. Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The REIT is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         6.2 Authorization and Validity. Borrower has the requisite power and authority to execute and deliver the Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized and the Loan Documents to which it is a party constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity. Guarantor and the REIT have the requisite power and authority to execute and deliver the Guaranty and the Loan Documents to which they are a party and to perform their respective obligations thereunder. The execution and delivery by Guarantor and the REIT of the Guaranty and the Loan Documents to which they are a party and the performance of their respective obligations thereunder have been duly authorized, and the Guaranty and the Loan Documents to which they are a party constitute the legal, valid and binding obligations of Guarantor and the REIT enforceable against Guarantor and the REIT in accordance with their terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

         6.3 No Conflict; Government Consent. Neither the execution and delivery by Borrower of the Loan Documents to which it is a party or by Guarantor and the REIT of the Guaranty and the Loan Documents to which they are a party, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof will violate in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, Guarantor or the REIT, or Borrower's, Guarantor's or the REIT's organizational documents or the provisions of any indenture, instrument or agreement to which Borrower, Guarantor or the REIT is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of Borrower, Guarantor or the REIT pursuant to the terms of any such indenture, instrument or agreement. To the best of Borrower's knowledge, except as set forth on Schedule "6.3" hereto, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the Guaranty.

         6.4 Financial Statements. Banks have been furnished with, the March 31, 1996 financial statements of Borrower and the March 31, 1996 consolidated financial statements of Guarantor and the REIT. Such statements fairly present, in all material respects, the financial condition and operations of Borrower and Guarantor and the REIT at such date and the results of their operations for the period then ended.

         6.5 Material Adverse Change. Since the date of the financial statements (whether quarterly or annual) of Borrower, Guarantor and the REIT described in Section 6.4, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of Borrower, Guarantor and the REIT that has had or would reasonably be expected to have a Material Adverse Effect.

         6.6 Taxes. To the best of Borrower's knowledge, Borrower, Guarantor and the REIT have filed all United States federal income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Borrower, Guarantor or the REIT, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. To the best of Borrower's knowledge, no tax Liens have been filed and no claims are being asserted with respect to any such taxes. To the best of Borrower's knowledge, the charges, accruals and reserves on the books of Borrower, Guarantor and the REIT in respect of any taxes or other governmental charges are adequate in accordance with GAAP.

         6.7 Litigation and Contingent Obligations. To the best of Borrower's knowledge, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or threatened against or affecting Borrower, Guarantor or the REIT that has had or would reasonably be expected to have a Material Adverse Effect. To the best of Borrower's knowledge, Borrower, Guarantor and the REIT have no material contingent obligations not provided for or disclosed in the financial statements (whether quarterly or annual) of Borrower, Guarantor and the REIT that have been most recently delivered by Guarantor, the REIT and Borrower to Agent that has had or would reasonably be expected to have a Material Adverse Effect.

         6.8 ERISA. To the best of Borrower's knowledge, the Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $5,000,000. To the best of Borrower's knowledge, the withdrawal liabilities to Multiemployer Plans of the Borrower, any Guarantor and any other member of the Controlled Group do not, and are not reasonably expected to, exceed $5,000,000 in the aggregate. To the best of Borrower's knowledge, each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower, Guarantor nor the REIT, nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

         6.9 Accuracy of Information. All factual information heretofore or contemporaneously furnished in writing by or on behalf of Borrower, Guarantor or the REIT to Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished in writing by or on behalf of Borrower, Guarantor or the REIT to Agent will be, true and accurate (taken as a whole), in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

         6.10 Regulation U. Neither Borrower nor Guarantor nor the REIT is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (as defined in Regulation U).

         6.11 Material Agreements. To the best of Borrower's knowledge, neither Borrower nor Guarantor nor the REIT is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default has had or would reasonably be expected to have a Material Adverse Effect.

         6.12 Labor Disputes and Acts of God. Neither the business nor the Property of Borrower or of Guarantor or the REIT is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which has had or would reasonably be expected to have a Material Adverse Effect.

         6.13 Ownership. To the best of Borrower's knowledge, Borrower, Guarantor and the REIT (or the Subsidiaries of any of the foregoing) have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 6.4 (except to the extent that (i) such properties or assets have been disposed of in the ordinary course of business or (ii) the failure to have such title has not had and would not reasonably be expected to have a Material Adverse Effect).

         6.14 Operation of Business. To the best of Borrower's knowledge, Borrower, Guarantor and the REIT possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted, and as presently proposed to be conducted, with such exceptions as have not had and would not reasonably be expected to have a Material Adverse Effect.

         6.15 Laws; Environment. To the best of Borrower's knowledge, Borrower, Guarantor and the REIT have duly complied, and their businesses, operations and Property are in compliance, in all material respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety). To the best of Borrower's knowledge, Borrower, Guarantor and the REIT have been issued all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) solid or liquid waste disposal; (4) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (5) other environmental, health or safety matters. Except in accordance with a valid governmental permit, license, certificate or approval, to the best knowledge of Borrower, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing any Property of Borrower, Guarantor, or the REIT of any toxic or hazardous substances or hazardous wastes at or from such Property. To the best of Borrower's knowledge, neither Borrower nor Guarantor nor the REIT has received notice of any written complaint, order, directive, claim, citation, or notice from any governmental authority or any person or entity with respect to violations of law or damage by reason of Borrower's or any Guarantor's (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any Property; (3) solid or liquid waste disposal;
(4) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste; or (5) other environmental, health or safety matters affecting Borrower, Guarantor or the REIT or its business, operation or Property. To the best of Borrower's knowledge, neither Borrower, nor Guarantor nor the REIT has any material Indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup, or disposal). A matter will not constitute a breach of this Section 6.15 unless it is reasonably likely to result in uninsured costs or liabilities to Borrower, Guarantor or the REIT in excess of $1,000,000 in the aggregate.

         6.16 Investment Company Act. Neither Borrower, nor Guarantor nor the REIT is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         6.17 Public Utility Holding Company Act. Neither Borrower, nor Guarantor nor the REIT is a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         6.18 Validity of Loan Documents. The Deeds of Trust will, upon recordation thereof in the county in which the property and collateral described therein is located, create valid and perfected unavoidable security interests in and liens on the collateral described therein, enforceable against third parties and securing the obligations purported to be secured thereby, subject only to the respective exceptions permitted by Agent.

         6.19    Solvency.

                 (a) Borrower is, on a consolidated and unconsolidated basis, Solvent as of the date hereof. Borrower will not be rendered insolvent by reason of incurring its obligations under this Agreement or the Loan Documents or by the granting of any lien under the Loan Documents or the consummation of any transaction contemplated herein;

                 (b) By incurring its obligations under this Agreement and the Loan Documents, Borrower will not have incurred debts beyond its ability to pay as they mature;

                 (c) Borrower is not engaged in or is about to engage in business or in a transaction for which its property, after the incurrence of its obligations hereunder and under the Loan Documents, is an unreasonably small capital; and

                 (d) Borrower has not executed this Agreement or any Loan Document or made any transfer or incurred any obligations thereunder with the intent to hinder, delay or defraud either present or future creditors.

         6.20 Offices. The chief executive office and chief place of business (as such terms are used in the Uniform Commercial Code of each state whose law would purport to govern the attachment and perfection of the security interests granted by the Loan Documents) of Borrower is 77 West Wacker Drive, Suite 4040, Chicago, Illinois 60601.

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

         During the term of this Agreement, unless the Required Banks shall otherwise consent in writing:

         7.1 Financial Reporting. Borrower, Guarantor and the REIT will maintain systems of accounting established and administered in accordance with GAAP, and furnish to Banks:

                 (i) Within one hundred twenty (120) days after the close of each fiscal year, unqualified audited financial statements of Borrower and Guarantor certified by one of the "Big Six" accounting firms or other nationally recognized independent certified public accountants, reasonably acceptable to Banks, prepared in accordance with GAAP, including balance sheets as of the end of such fiscal year and statements of income and retained earnings and a statement of cash flows, in each case setting forth in comparative form the figures for the preceding fiscal year, and in the case of Guarantor on a consolidated and a consolidating basis with the REIT.

                 (ii) Within sixty (60) days after the close of each fiscal quarter, for Borrower and Guarantor, unaudited financial statements, including balance sheets as of the end of such period, statements of income and retained earnings, and a statement of cash flows for the portion of the fiscal year ending with such fiscal period, and in the case of Guarantor on a consolidated and a consolidating basis with the REIT, and with each quarterly financial statement, the information necessary to calculate NOI as it relates to each Collateral Project, on a trailing twelve-month basis, all certified by an Authorized Officer. All such balance sheets shall set forth in comparative form figures for the preceding year end. All such income statements shall reflect current period and year-to-date figures.

                 (iii) Within sixty (60) days after the end of each of the first three quarterly periods, and within one hundred twenty (120) days after the end of each fiscal year, a certificate of an Authorized Officer as to the REIT's compliance with the Financial Covenants in the form of Exhibit G hereto.

                 (iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA (which requirement may be satisfied by the delivery of the most recent actuarial valuation of each such Single Employer Plan).

                 (v) As soon as possible and in any event within ten (10) days after Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of Borrower, describing said Reportable Event and the action which Borrower (or Guarantor or the REIT) proposes to take with respect thereto.

                 (vi)     As soon as possible, and in any event within thirty
         (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any member of the Controlled Group and promptly but in any event within two (2) Business Days of receipt by Borrower, Guarantor, the REIT, or any member of the Controlled Group of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $500,000 with respect to Borrower, any Guarantor or any member of the Controlled Group, a certificate of an Authorized Officer setting forth all relevant details of such event and the action which Borrower (or Guarantor or the REIT) proposes to take with respect thereto.

                 (vii) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower, Guarantor or the REIT (a) which, if determined adversely to Borrower, Guarantor or the REIT, could reasonably be expected to have a Material Adverse Effect or (b) in which uninsured liability in excess of $1,000,000 (in the aggregate with respect to any action, suit or proceeding) is claimed and alleged against Borrower, Guarantor or the REIT.

                 (viii) Such other information as Banks may from time to time reasonably request, including, without limitation, all financial information maintained on Borrower, Guarantor and/or the REIT and all Property (including the Collateral Projects) owned directly or indirectly by Borrower, Guarantor or the REIT, including, without limitation, property cash flow projections, property budgets, operating statements, leasing status reports, contingent liability summaries, note receivable summaries, summaries of cash and cash equivalents and overhead and capital improvement budgets.

         7.2 Use of Proceeds. Subject to the limitations contained in this Agreement, Borrower will use the proceeds of Advances to fund apartment project acquisitions, capital expenditures, corporate working capital, equity investments (including the purchase of stock in other Real Estate Investment Trusts), repayment of indebtedness and scheduled amortization of payments of debt. In addition, Advances may be used for the payment of distributions to the shareholders of the REIT and the holders of partnership units in Guarantor, to the extent permitted herein, but not more frequently than twice per calendar year and not in consecutive quarters. Borrower will not, and will not permit Guarantor or the REIT to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to purchase any securities in any transaction that is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

         7.3 Notice of Event of Default. Borrower, Guarantor and the REIT will give prompt notice in writing to Agent of the occurrence of (i) any Event of Default or Unmatured Event of Default and (ii) any other development, financial or otherwise, that has had or would be reasonably expected to have a Material Adverse Effect.

         7.4 Conduct of Business. Except as otherwise permitted under this Agreement, Borrower, Guarantor and the REIT will carry on and conduct business in the same general manner and in substantially the same fields of enterprise as presently conducted and to do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited partnership or corporation in their respective jurisdictions of organization and maintain all requisite authority to conduct business in each jurisdiction in which business is conducted.

         7.5 Taxes. Borrower, Guarantor and the REIT will pay prior to delinquency all taxes, assessments and governmental charges and levies upon them or their income, profits or Property, including without limitation the Collateral, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

         7.6 Insurance. Borrower, Guarantor and the REIT will maintain with financially sound and reputable insurance companies insurance on all their Property, including without limitation the Collateral, as required under this Agreement.

         7.7 Compliance with Laws. Borrower, Guarantor and the REIT will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, except to the extent that the failure to do so would not reasonably be expected to have and does not have a Material Adverse Effect.

         7.8 Maintenance of Properties. Borrower, Guarantor and the REIT will do all things necessary to maintain, preserve, protect and keep their Property, including without limitation the

Collateral, in good repair, working order and condition, except to the extent that the failure to do so would not reasonably be expected to have and does not have a Material Adverse Effect.

         7.9 Inspection. Borrower, Guarantor and the REIT will permit Agent, by its respective representatives and agents, to inspect any of the Property, including without limitation the Collateral, corporate (or partnership) books and financial records of Borrower, Guarantor and the REIT, to examine and make copies of the books of accounts and other financial records of Borrower, Guarantor and the REIT, and to discuss the affairs, finances and accounts of Borrower, Guarantor and the REIT with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as Agent may reasonably designate. The reasonable costs and expenses of such inspection shall be paid by Borrower. Borrower hereby irrevocably grants Agent or any agent or representative of Agent permission to enter upon any premises upon which the Collateral may be located for the purpose of inspection of the Collateral at any time, upon reasonable notice, during regular business hours and as often as reasonably requested.

         7.10 REIT Status. The REIT shall at all times remain (i) a fully qualified real estate investment trust under Sections 856, et seq. of the Code, and (ii) listed on the New York Stock Exchange, NASDAQ, or the American Stock Exchange.

         7.11 Affirmation of Representations and Warranties. Each request by Borrower for an Advance shall constitute an affirmation on the part of Borrower that each of the representations and warranties contained in Article VI are true and correct as of the date of such request.

         7.12 Management. Borrower, Guarantor and the REIT shall, at all times, maintain management personnel with expertise in tax-exempt bond financing reasonably satisfactory to Agent. Agent acknowledges that management personnel of Borrower, Guarantor and the REIT in place as of the date hereof is satisfactory to Agent.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

         During the term of the Agreement, unless the Required Banks shall otherwise consent in writing:

         8.1     Indebtedness.

                 (a) Borrower will not create, incur or suffer to exist any Indebtedness, except:

                          (i)     The Loans.

                          (ii)    Rate Hedging Obligations.

                          (iii) Trade accounts payable and accrued expenses arising or occurring in the ordinary course of business.

                          (iv) Indebtedness constituting Capitalized Lease Obligations.

                          (v) Indebtedness that is not secured by the Property of Borrower.

                          (vi) Performance bonds, completion bonds and guarantees of performance entered into in the ordinary cause of business.

                 (b) Guarantor and/or the REIT will not create, incur or suffer any Indebtedness for the acquisition or financing of real property, except lines of credit or other Indebtedness secured by, and incurred for the acquisition or financing of, apartment projects that have previously been submitted for financing hereunder and such requested financing has been rejected for any reason, including, without limitation the rejection of individual properties or the failure to increase the Aggregate Commitment.

         8.2 Merger. Borrower and/or Guarantor will not merge or consolidate with or into any other Person, unless the REIT continues to have a controlling interest in the resulting entity. The REIT shall at all times maintain a controlling interest in Borrower and Guarantor.

         8.3 Investments and Acquisitions. Borrower, Guarantor and/or the REIT will not make or permit any loans to or investments in any Person other than (i) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof deposited with Agent or acquired through and held by Agent and subject to a lien or security interest in favor of Banks, in each case maturing not later than the Facility Termination Date; and (ii) time deposits with Agent maturing not later than the Facility Termination Date, including certificates of deposit issued by Agent and subject to a lien or security interest in favor of Banks.

         8.4 Liens. Borrower will not create or suffer to exist any Lien, security interest or other charge or encumbrance or any other type of preferential arrangement upon or with respect to any asset of Borrower, whether now owned or hereafter acquired, or assign any right to receive income in each case to secure or provide for the payment of any Debt of any Person, other than
(i) liens for taxes for which Borrower have established and maintain adequate reserves for payment of the same in conformity with GAAP; (ii) assessments or governmental charges or levies (other than taxes as provided for in clause (i) above) to the extent not past due or that are being contested in good faith by appropriate proceedings being diligently conducted by Borrower and for which reasonable reserves have been established by Borrower; (iii) pledges or deposits to secure obligations under workmen's compensations laws or similar legislation or to secure public statutory obligations of Borrower; (iv) liens created under the Loan Documents; (v) liens for easements, rights-of-way, restrictions and other similar charges or encumbrances on real property owned or leased by Borrower that do not interfere with the ordinary conduct of the businesses of Borrower; and (vi) liens arising in the ordinary course of business for sums not due.

                                   ARTICLE IX

                              FINANCIAL COVENANTS

         During the term of this Agreement, unless the Required Banks shall otherwise consent in writing, Borrower, Guarantor and the REIT shall comply with each of the following financial covenants (the "Financial Covenants"):

         9.1 Minimum Consolidated Tangible Net Worth. The REIT's Consolidated Tangible Net Worth shall not at any time be less than (i) $110,000,000 plus (ii) ninety percent (90%) of the net cash proceeds or value derived from any equity securities issued by the REIT after the date of this Agreement. The REIT's compliance with the foregoing covenant shall be measured on a quarterly basis, based on the financial statements delivered to Agent pursuant to Section 7.1. If the REIT fails to maintain Consolidated Tangible Net Worth in the amount required herein for one (1) fiscal quarter, but the REIT does maintain Consolidated Tangible Net Worth within $10,000,000 of the amount required herein, an Event of Default shall not occur; however, Borrower shall not be entitled to any further Advance under this Agreement unless and until Agent receives financial statements showing that the REIT's Consolidated Tangible Net Worth is not less than the amount required herein. If (i) the REIT's Consolidated Net Worth is more than $10,000,000 less than the amount required herein for one (1) fiscal quarter, or (ii) the REIT fails to maintain Consolidated Tangible Net Worth in the amount required herein for two (2) consecutive fiscal quarters, then an Event of Default shall have occurred.

         9.2 Total Liabilities to Gross Asset Value. The REIT's ratio of its Total Liabilities to its Gross Asset Value shall not at any time (i) prior to April 1, 1997, be more than .70 to 1, (ii) during the period from April 1, 1997 to March 31, 1998, be more than .67 to 1, and (iii) after March 31, 1998, be more than .65 to 1. The REIT's compliance with the foregoing covenant shall be measured on a quarterly basis, based on the financial statements delivered to Agent pursuant to Section 7.1.

         9.3 Interest Coverage Ratio. The REIT's Interest Coverage Ratio shall not at any time be less than 2.50 to 1 during its most recent four (4) fiscal quarters. The REIT's compliance with the foregoing covenant shall be measured on a four (4) consecutive rolling quarter basis, based on the financial statements delivered to Agent pursuant to Section 7.1.

         9.4 EBITDA to Debt Service. The REIT's ratio of its EBITDA to its Debt Service shall not at any time be less than 2.25 to 1 during its most recent four (4) fiscal quarters. The REIT's compliance with the foregoing covenant shall be measured on a four (4) consecutive rolling quarter basis, based on the financial statements delivered to Agent pursuant to Section 7.1.

         9.5 Distributions. The REIT shall not make distributions to the shareholders of the REIT that exceed ninety-five percent (95%) of the REIT's Funds From Operations. Upon the occurrence of any material non-monetary Event of Default, the REIT shall not make distributions to the shareholders of the REIT in excess of the amount required to remain a fully qualified real estate investment trust under Sections 856, et seq. of the Code, until such Event of Default is cured or the Loans are repaid in full and the Commitments to lend hereunder are terminated. Upon the occurrence of any monetary Event of Default, the REIT shall not make any distributions to the shareholders of the REIT.

         9.6 Unprotected Floating Rate Indebtedness. The Unprotected Floating Rate Indebtedness of the REIT shall not at any time exceed thirty percent (30%) of the total Indebtedness of the REIT.

                                   ARTICLE X

                               EVENTS OF DEFAULT

         The occurrence of any one or more of the following events shall constitute an Event of Default:

         10.1 Representations and Warranties. Any representation or warranty (except the representations and warranties in Section 6.7, but only to the extent the same are made, or deemed made, after the date hereof) made or deemed made by or on behalf of Borrower, Guarantor or the REIT to Banks or Agent under or in connection with this Agreement, any Loan Document, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall not be true and correct in any material respect on the date as of which made.

         10.2 Non-payment. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any fees or other obligations under any of the Loan Documents within ten (10) days after the same becomes due.

         10.3 Other Defaults. The breach by Borrower (other than a breach which constitutes an Event of Default under any other Section of this Article
X) of any of the terms or provisions of this Agreement or any of the other Loan Documents and such breach either (i) can be remedied within ninety (90) days by prompt and diligent action, but it either is not remedied within ninety (90) days after the occurrence of such breach or Borrower fails to provide Agent with monthly certifications from an Authorized Officer that Borrower is diligently pursuing such remedy, or (ii) cannot be remedied within ninety (90) days even by prompt and diligent action, but it either is not remedied within one hundred eighty (180) days after the occurrence of such breach or Borrower fails to provide Agent with monthly certifications from an Authorized Officer and supporting documentation that Borrower is diligently pursuing such remedy.

         10.4    Other Indebtedness.

                 (a) Failure of Borrower, Guarantor or the REIT to pay when due (after any applicable grace period and after notice from the holder thereof) any Indebtedness equal to or exceeding $5,000,000 (in the aggregate); or

                 (b) Any other event shall occur or condition exist (after any applicable grace period and after notice from the holder thereof), the effect of which is to cause, or to permit the holder or holders of any Indebtedness of Borrower, Guarantor or the REIT equal to or exceeding $5,000,000 to cause such Indebtedness to become due prior to its stated maturity; or

                 (c) Any Indebtedness of Borrower, Guarantor or the REIT equal to or exceeding $5,000,000 (in the aggregate) shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof (after any applicable grace period and after notice from the holder thereof); or

                 (d) Borrower, Guarantor or the REIT shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due; or

                 (e) Within ninety (90) days prior to the stated maturity of any Indebtedness of Borrower, Guarantor or the REIT equal to or exceeding $5,000,000, such entity shall not reasonably believe that such Indebtedness will be extended or take-out financing will be available upon maturity.

         10.5    Bankruptcy.  Borrower, Guarantor or the REIT shall:

                 (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect;

                 (ii)     make an assignment for the benefit of creditors;

                 (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it, any portion of the Collateral, or any Substantial Portion of its Property;

                 (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file, within the applicable time period for the filing thereof, an answer or other pleading denying the material allegations of any such proceeding filed against it; or

                 (v) fail to contest in good faith any appointment or proceeding described in Section 10.6.

         10.6 Receiver. A receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower, Guarantor, the REIT, any portion of the Collateral, or any Substantial Portion of its Property without the application, approval or consent of Borrower, Guarantor, the REIT, or a proceeding described in Section 10.5(iv) shall be instituted against Borrower, Guarantor or the REIT and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of forty-five (45) consecutive days.

         10.7 Judgment. Borrower, Guarantor or the REIT shall fail within thirty (30) days after Borrower receives notice or has actual knowledge to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $1,000,000 which has not been stayed on appeal or is not otherwise being appropriately contested in good faith.

         10.8 Unfunded Liabilities. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $5,000,000 or any Reportable Event shall occur in connection with any Plan, which Reportable Event has had or would reasonably be expected to have a Material Adverse Effect.

         10.9 Withdrawal Liability. Borrower, Guarantor or the REIT or any member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Borrower, Guarantor or the REIT or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $2,000,000 per annum; provided, however, that such event shall not constitute an Event of Default as long as Borrower, Guarantor, the REIT or the Controlled Group member, as applicable, is contesting in good faith the imposition of withdrawal liability.

         10.10 Increased Contributions. Borrower, Guarantor, the REIT, or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, if as a result of such reorganization the aggregate annual contributions of Borrower, Guarantor, the REIT and the other members of the Controlled Group

(taken as a whole) to all Multiemployer Plans which are then in reorganization have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization occurs by an amount exceeding $5,000,000.

         10.11   Change in Control.  Any Change in Control shall occur.

         10.12 Dissolution. The dissolution, termination or liquidation of Borrower, Guarantor or the REIT shall occur.

         10.13 Guaranty. The Guaranty shall fail to remain in full force or effect with respect to Guarantor or any action shall be taken by Guarantor to discontinue or to assert the invalidity or unenforceability of the Guaranty, or Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or Guarantor denies that it has any further liability under the Guaranty or gives notice to such effect.

         10.14   Financial Covenants.  The breach of any Financial Covenant.

         10.15 Seizure of Collateral. Any levy or execution upon, or judicial seizure of, any portion of the Collateral.

         10.16 Garnishment. Any attachment or garnishment of, or the existence or filing of any lien or encumbrance, other than any lien or encumbrance permitted by any Deed of Trust, against any portion of the Collateral that is not removed, released or bonded within thirty (30) days after Borrower receives notice or has knowledge of its creation.

         10.17 Legal Proceeding. The institution of any legal action or proceedings to enforce any lien or encumbrance upon any portion of the Collateral that is not stayed or dismissed within thirty (30) days after Borrower receives notice or has knowledge of its institution.

         10.18 Abandonment. The abandonment by Borrower of all or any part of the Collateral.

         10.19 Encroachment. The existence of any encroachment upon the Collateral that has occurred without the approval of Agent that is not removed or corrected within thirty (30) days after Borrower receives notice or has knowledge of its creation.

         10.20 Uninsured or Underinsured Loss. The demolition or destruction of, or any substantial damage to, any portion of the Collateral that is not adequately covered by insurance, or the loss, theft or destruction of, or any substantial damage to, any portion of the Collateral that is not adequately covered by insurance.

         10.21 Loan Documents. The occurrence of any event of default under the Notes or any other Loan Document and the expiration of any applicable notice and cure period.

         10.22 Material Adverse Effect. A change in the business or financial condition of Borrower, Guarantor or the REIT that constitutes a Material Adverse Effect.

                                   ARTICLE XI

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         11.1    Acceleration; Remedies.

                 (a)      If any Event of Default described in Section 10.5 or
         10.6 occurs with respect to Borrower, Guarantor or the REIT, the obligations of Banks to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Agent or any Bank. If any other Event of Default occurs and continues uncured, the Required Banks may terminate or suspend the obligations of Banks to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. If, within five (5) days after acceleration of the maturity of the Obligations or termination of the obligations of Banks to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 10.5 or 10.6 with respect to Borrower, Guarantor or the REIT) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Banks (in their sole discretion) shall so direct, Agent shall, by notice to Borrower, rescind and annul such acceleration and/or termination.

                 (b) Upon the occurrence and during the continuance of any Event of Default and upon the directive of the Required Banks, Agent shall proceed to protect, exercise and enforce the rights and remedies of Agent and Banks under the Loan Documents and the Guaranty against Borrower, Guarantor, the REIT and any other party and such other rights and remedies as are provided by law or equity. In addition, if any Event of Default occurs and is continuing, Agent on behalf of Banks, shall at the written request of the Required Banks, or may, solely with the written consent of the Required Banks, at its option and without presentment, demand, protest, or notice of legal process of any kind, all of which are hereby expressly waived by Borrower, do any one or more of the following (in addition to all other rights and remedies provided for in this Agreement):

                          (i) Obtain the appointment of a receiver of the Collateral;

                          (ii) As applicable, foreclose all security interests in or liens on the Collateral in the manner provided under the Uniform Commercial Code. Expenses of retaking, holding, preparing for sale, selling or the like shall include Banks' reasonable attorneys' fees and legal expenses;

                          (iii) As to any Collateral consisting of real property, foreclose all liens in the manner provided under the laws of the state where such property is located and pursue all other remedies thereunder;

                          (iv) Exercise all the remedies of a secured party under the Uniform Commercial Code as enacted in Arizona;

                          (v) As applicable for the type of Collateral, without regard to the adequacy of any security for the Obligations, enter upon any premises where the Collateral may be located, exclude Borrower therefrom and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court therefor, and Agent may, at Agent's option, operate and maintain all or any part of the Collateral to such extent as Agent deems advisable and may collect and receive all rents and income therefrom and collect, compromise, extend, modify, repair, renovate, alter or remove all or part of the Collateral as Agent may determine in Agent's discretion, and any monies so collected or received by Agent shall be applied to, or may be accumulated for application upon, the payment of all costs and expenses payable by Borrower hereunder, including without limitation all costs and expenses of Agent's taking and maintaining possession of the Collateral, reasonable management fees for such operation thereof, all costs and expenses of such actions and counsel fees in a reasonable sum with the remainder, if any, to be applied upon the Notes, as the same may have been accelerated, the application of all such monies to be made in accordance herewith;

                          (vi) Take immediate possession of all records, instruments, documents and writings of Borrower pertaining to the Collateral, without notice or demand and without resort to legal process, and for such purpose to enter upon any premises on which such records, instruments, documents, writings or any part thereof may be situated and remove the same therefrom;

                          (vii) Retain the funds due or to become due on the Collateral or other rights to payment in satisfaction of the obligations secured hereunder by sending written notice of such election to Borrower, but unless such written notice is sent by Agent as aforesaid, retention of such funds or rights to payment shall not be in satisfaction of any obligation under the Agreement;

                          (viii) If the proceeds realized from disposition of the Collateral shall fail to satisfy all of the obligations of Borrower to Banks, Borrower shall pay any deficiency balance to Agent, for the benefit of Banks, upon demand.

                 (c) In the election of any remedy, Agent and Banks shall not be deemed to have waived any right with respect to any other remedies. In all cases, Agent invoking any remedy shall be entitled to recover from Borrower Agent's reasonable costs incurred in connection therewith, including reasonable attorneys' fees, whether or not suit is brought.

                 (d) In the event Agent takes possession of the Collateral or a receiver appointed upon Agent's application takes possession of the Collateral, Agent or the receiver may use such Collateral or cause the same to be used by its agents or other persons without charge or cost whatsoever to Agent or the receiver for such use and without compensation therefor to Borrower during the exercise by Agent or the receiver of any rights or powers herein contained with reference thereto, as well as pending any sale thereof or pending any foreclosure proceedings and during and at all times Agent may, by legal proceedings or otherwise, cause a receiver or agent to be placed and maintained upon the premises upon which the Collateral may be situated and neither the present nor the entry of such receiver or such agent in or upon such premises and the use of such premises shall be deemed a trespass thereupon or an interference with any person's possession thereof.

                 (e) Upon the occurrence and during the continuation of any Event of Default hereunder, Agent shall be entitled to enter upon and use Borrower's business premises and shall be entitled to use Borrower's equipment and facilities in leasing any of the Collateral, or exercising its remedies as a secured creditor under the Uniform Commercial Code and Borrower shall not be entitled to charge or collect any rental or other fee for such use by Agent.

                 (f) Upon any sale, lease, or other disposition of the Collateral by Agent (whether by virtue of a power granted in any security agreement, pursuant to judicial process, or otherwise), the receipt of Agent or the officer making such sale, lease, or other disposition, shall be a sufficient discharge to the person or persons making payment for such sale, lease, or other disposition of the Collateral and such person or persons shall not be obligated to see to the application of any part of the money paid over to Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

                 (g) As to any matters relating to the Collateral, Banks hereby appoint and authorize Agent to take such action as agent on their behalf and to exercise such powers under the Loan Documents as are delegated by the terms thereof, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, Banks hereby authorize Agent to release Collateral, subject to the terms of this Section 11.1, and to execute on behalf of Banks all documents and to take all other actions necessary to effect such release. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including without limitation, enforcement of rights against any Collateral prior to or after the Facility Termination Date), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks; provided, however, that Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement, any other Loan Documents or applicable law.

                 (h) Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Section 11.1, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (i) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Borrower or to inspect the Collateral or other property (including the books and records) of Borrower or Guarantor; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telefax) believed by it to be genuine and signed or sent by the proper party or parties.

                 (i) The order and manner in which Banks' rights and remedies are to be exercised shall be determined by the Required Banks in their sole discretion, and all payments received by Agent and Banks, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements) of Agent and of Banks, and thereafter paid pro rata to each Bank in the same proportions that each Bank's Commitment bears to the Aggregate Commitment, without priority or preference among Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of Agent and Banks, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to Agent or Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Banks hereunder or thereunder or at law or in equity.

         11.2 Amendments. Subject to the provisions of this Article XI, the Required Banks (or Agent with the consent in writing of the Required Banks) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of Banks or Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Bank affected thereby:

                 (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate of, or extend the time of payment of, interest or fees thereon;

                 (ii) Release Guarantor or the REIT from any of their obligations, as applicable, under the Guaranty or the Environmental Agreements;

                 (iii) Change the percentage specified in the definition of Required Banks;

                 (iv) Increase the amount of the Commitment of any Bank hereunder, or permit Borrower to assign its rights under this Agreement;

                 (v) Amend this Section 11.2, Section 12.7, Section 14.1 or Section 15.2.3.

No amendment of any provision of this Agreement relating to Agent shall be effective without the written consent of Agent. Agent may waive payment or reduce the amount of the fees referred to in Section 13.12 or the fee required under Section 15.3.2 without obtaining the consent of any other party to this Agreement.

         11.3 Preservation of Rights. No delay or omission of any Bank or Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Banks (and, if applicable, Agent) required pursuant to Section 11.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Agent and Banks until the Obligations have been paid in full.

                                  ARTICLE XII

                               GENERAL PROVISIONS

         12.1 Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

         12.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation effective after the date of this Agreement.

         12.3 Taxes. Any recording, intangible, filing or stamp fees or taxes or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

         12.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         12.5 Entire Agreement. The Loan Documents and the letter agreement(s) referred to in this Agreement embody the entire agreement and understanding among Borrower, Agent and Banks and supersede all prior agreements and understandings among Borrower, Agent, and Banks relating to the subject matter thereof.

         12.6    Nature of Obligations; Benefits of this Agreement.

                 (a) The respective obligations of Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other (except to the extent to which Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder.

                 (b) This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

         12.7 Expenses; Indemnification. Borrower shall reimburse Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and costs, title insurance premiums, other title company charges, recording fees and filing fees, costs of Uniform Commercial Code searches, appraisal fees, appraisal review fees, inspections of the Collateral, any intangible or recording taxes and any other charges that may be imposed on Agent as a result of the transactions contemplated herein) paid or incurred by Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents and the making of Advances. Borrower also agrees to reimburse Agent and Banks for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for Agent and Banks) paid or incurred by Agent or any Bank in connection with the collection and enforcement of the Loan Documents. Borrower further agrees to indemnify and hold harmless Agent and each Bank, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not Agent or any Bank is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder (except to the extent arising due to the gross negligence or willful misconduct of the indemnified Person). The obligations of Borrower under this Section shall survive the termination of this Agreement.

         12.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to Agent with sufficient counterparts so that Agent may furnish one to each of Banks.

         12.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

         12.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         12.11 Nonliability of Banks. The relationship between Borrower and Banks and Agent shall be solely that of borrower and lender. Neither Agent nor any Bank shall have any fiduciary responsibilities to Borrower. Neither Agent nor any Bank undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations.

         12.12 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ARIZONA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. NOTWITHSTANDING THAT VARIOUS PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY HAVE BEEN DRAFTED TO ADDRESS OR WAIVE THE LAWS OF OTHER STATES, IN THE EVENT OF ANY FORECLOSURE BY BANKS ON ANY COLLATERAL, REGARDLESS OF WHERE THE COLLATERAL IS LOCATED, THE PARTIES AGREE AND INTEND THAT THE LAWS OF THE STATE OF ARIZONA SHALL GOVERN THAT RIGHT OF AGENT AND BANKS TO COLLECT AND OBTAIN A JUDGMENT FOR ANY DEFICIENCY FOLLOWING FORECLOSURE, AND THE PARTIES SPECIFICALLY INTEND THAT THE LAWS OF OTHER STATES SHALL NOT BE APPLICABLE. IN SUCH CONNECTION, THE PARTIES FURTHER AGREE THAT:

                 (a) BANKS AND AGENT MAY ENFORCE THEIR RIGHTS UNDER THE LOAN DOCUMENTS TO COLLECT ANY OUTSTANDING INDEBTEDNESS, OR TO OBTAIN A JUDGMENT AGAINST BORROWER IN ANY STATE (INCLUDING WITHOUT LIMITATION A JUDGMENT FOR ANY DEFICIENCY FOLLOWING FORECLOSURE), IN ACCORDANCE WITH ARIZONA LAW, AND IF BANKS OR AGENT OBTAINS A JUDGMENT (INCLUDING WITHOUT LIMITATION A DEFICIENCY

         JUDGMENT), THEN BANKS AND AGENT SHALL HAVE THE RIGHT TO ENFORCE SUCH JUDGMENT IN ANY STATE; AND

                 (b) ANY STATE'S ANTIDEFICIENCY, ONE-ACTION, AND SECURITY-FIRST RULES ARE INAPPLICABLE TO THE OBLIGATIONS AND INDEBTEDNESS SECURED BY THE DEEDS OF TRUST AND OTHER LOAN DOCUMENTS AND TO THE ENFORCEMENT OR REALIZATION BY AGENT AND BANKS OF THEIR RIGHTS AND REMEDIES RELATING THERETO.

         12.13 Arbitration. Subject to the provisions of this Section 12.13, Borrower, Banks and Agent agree to submit to binding arbitration any and all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents if permitted by law or a contract between them and such persons) relating to this Agreement and the Loan Documents and the negotiation, execution, collateralization, administration, repayment, modification, extension or collection thereof or arising thereunder. Such arbitration shall proceed in Phoenix, Arizona, shall be governed by Arizona law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), as modified in this Section 12.13. Judgment upon the award rendered by each arbitrator(s) may be entered in any court having jurisdiction.

                 (a) Nothing in the preceding paragraph, nor the exercise of any right to arbitrate thereunder, shall limit the right of any party hereto (1) to foreclose against any real or personal property collateral encumbered by a Deed of Trust or other Loan Document, or otherwise permitted under applicable law; (2) subject to provisions of applicable law, to exercise self-help remedies such as setoff or repossession or other self-help remedies provided in this Agreement or any other Loan Document; or (3) to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment, or appointment of a receiver from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding, or (4) to defend or obtain injunctive or other equitable relief from a court of competent jurisdiction against the foregoing or assert mandatory counterclaims, if any, prior to and during the pendency of a determination in arbitration of issues of performance, default, damages and other such claims and disputes.

                 (b) Arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of commercial real estate law for at least ten (10) years; (2) a person with at least ten (10) years' experience in real estate lending; and (3) a person with at least ten (10) years' experience in the homebuilding industry. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA.

                 (c) In any dispute between the parties that is arbitratable hereunder, where the aggregate of all claims and the aggregate of all counterclaims is an amount less than Fifty Thousand And No/100ths Dollars ($50,000), the arbitration shall be before a single neutral arbitrator to be selected in accordance with the Commercial Rules of the American Arbitration Association and shall proceed under the Expedited Procedures of said Rules.

                 (d) In any arbitration hereunder, the arbitrators shall decide (by documents only or with a hearing, at the arbitrators' discretion) any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.

                 (e) In any arbitration hereunder, discovery shall be permitted in accordance with the Arizona Rules of Civil Procedure. Scheduling of such discovery may be determined by the arbitrators, and any discovery disputes shall be finally determined by the arbitrators.

                 (f) The Arizona Rules of Evidence shall control the admission of evidence at the hearing in any arbitration conducted hereunder; provided, however, no error by the arbitrators in application of the Rules of Evidence shall be grounds, as such, for vacating the arbitrators' award.

                 (g) Notwithstanding any AAA rule to the contrary, the arbitration award shall be in writing and shall specify the factual and legal basis for the award, including findings of fact and conclusions of law.

                 (h) Each party shall each bear its own costs and expenses and an equal share of the arbitrators' costs and administrative fees of arbitration.

         12.14 CONSENT TO JURISDICTION. BORROWER AND EACH BANK HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ARIZONA STATE COURT SITTING IN PHOENIX, ARIZONA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER AND EACH BANK HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 12.14 SHALL

LIMIT THE RIGHT OF AGENT OR ANY BANK TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 12.13, UNLESS PROHIBITED BY LAW, ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY BANK OR ANY AFFILIATE OF AGENT OR ANY BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT IN A COURT IN PHOENIX, ARIZONA.

         12.15 WAIVER OF JURY TRIAL. SUBJECT TO THE PROVISIONS OF SECTION 12.13, BORROWER, AGENT AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         12.16 Confidentiality. Bank and Agent agree to use commercially reasonable efforts to keep confidential any financial reports and other information from time to time supplied to them by Borrower hereunder to the extent that such information is not and does not become publicly available through or with the consent or acquiescence of Borrower, except for disclosure
(i) to Agent and the other Banks or to a Transferee, (ii) to legal counsel, accountants, and other professional advisors to a Bank, Agent or a Transferee,
(iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Bank is a party, and (vi) permitted by Section 15.4. Any Bank or Agent disclosing such information shall use commercially reasonable efforts to advise the Person to whom such information is disclosed of the foregoing confidentiality agreement and to direct such Person to comply therewith.

                                  ARTICLE XIII

                                     AGENT

         13.1 Appointment. Bank One is hereby appointed Agent hereunder and under each other Loan Document, and each of Banks irrevocably authorizes Agent to act as the agent of such Bank. Agent agrees to act as such upon the express conditions contained in this Article XIII. Agent shall not have a fiduciary relationship in respect of Borrower or any Bank by reason of this Agreement.

         13.2 Powers. Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Agent shall have no implied duties to Banks, or any obligation to Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by Agent.

         13.3 General Immunity. Neither Agent (in its capacity as Agent and not in its capacity as a Bank) nor any of its directors, officers, agents or employees shall be liable to Borrower or any Bank for action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

         13.4 No Responsibility for Loans, Recitals, etc. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (iii) the satisfaction of any condition specified in Article IV or V, except receipt of items required to be delivered to Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection with any of the foregoing. Agent shall have no duty to disclose to Banks information that is not required to be furnished by Borrower to Agent at such time, but is voluntarily furnished by Borrower to Agent (either in its capacity as Agent or in its individual capacity).

         13.5 Action on Instructions of Banks. Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Banks (except as otherwise provided in Section 11.2), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Banks and on all holders of Notes. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         13.6 Employment of Agents and Counsel. Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to Banks, except as to money or securities or other Property received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

         13.7 Reliance on Documents; Counsel. Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Agent, which counsel may be employees of Agent.

         13.8 Agent's Reimbursement and Indemnification. Banks agree to reimburse and indemnify Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by Borrower for which Agent is entitled to reimbursement by Borrower under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent. The obligations of Banks under this Section 13.8 shall survive payment of the Obligations and termination of this Agreement.

         13.9 Rights as a Bank. In the event Agent is a Bank, Agent shall have the same rights and powers hereunder and under any other Loan Document as any Bank and may exercise the same as though it were not Agent, and the term "Bank" or "Banks" shall, at any time when Agent is a Bank, unless the context otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower, Guarantor or the REIT or any of their Affiliates in which Borrower, Guarantor, the REIT or such Affiliate is not restricted hereby from engaging with any other Person.

         13.10 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Agent or any other Bank and based on the financial statements prepared by Borrower, Guarantor and the REIT and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         13.11 Successor Agent. Agent may resign at any time by giving written notice thereof to Banks and Borrower, such resignation to be effective upon the appointment of a successor Agent reasonably approved by Borrower (provided, that if an Event of Default has occurred and is continuing, the approval of Borrower shall not be required) or, if no successor Agent has been appointed and an Event of Default has occurred and is continuing, sixty (60) days after the retiring Agent gives notice of its intention to resign. Agent may be removed at any time with or without cause by written notice received by Agent from the Required Banks, such removal to be effective on the date specified by such Banks. The consent of Borrower shall be required prior to any removal of Agent becoming effective; provided, however, that if an Event of Default has occurred and is continuing, the consent of Borrower shall not be required. Upon any such resignation or removal, the Required Banks shall have the right to appoint, subject to the consent of Borrower which consent shall not be unreasonably withheld (provided, that if an Event of Default has occurred and is continuing, the consent of Borrower shall not be required), on behalf of Borrower and Banks, a successor Agent. Any Bank can be a successor Agent upon the approval of the Required Banks. Any other successor Agent shall be appointed only with the prior reasonable consent of Borrower. If no successor Agent shall have been so appointed by the Required Banks within forty-five (45) days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of Borrower and Banks, a successor Agent subject to the consent of Borrower which consent shall not be unreasonably withheld (provided, that if an Event of Default has occurred and is continuing, the consent of Borrower shall not be required).

         If Agent has resigned or been removed as permitted herein and no successor Agent has been appointed in accordance with the terms hereof, Banks may perform all the duties of Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Bank and for all other purposes shall deal directly with Banks. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent.

         13.12 Agent's Fee. Borrower agree to pay to Agent, for its own account, the fees agreed to by Borrower and Agent pursuant to that certain letter agreement of even date herewith, or as otherwise agreed from time to time.

                                  ARTICLE XIV

                            SETOFF; RATABLE PAYMENTS

         14.1 Setoff. In addition to, and without limitation of, any rights of any Bank under applicable law, if Borrower becomes insolvent, however evidenced, or any Event of Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Bank to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations owing to such Bank, whether or not the Obligations, or any part thereof, shall then be due.

         14.2 Ratable Payments. If any Bank (whether by setoff or otherwise) has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Loans held by the other Banks so that after such purchase each Bank will hold its ratable proportion of Loans. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is prevented, restricted or otherwise impeded by legal process, or otherwise, appropriate further adjustments shall be made.

                                   ARTICLE XV

               BENEFIT OF AGREEMENT, ASSIGNMENTS; PARTICIPATIONS

         15.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower, Agent and Banks and their respective successors and assigns, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Documents, and (ii) any assignment by any Bank must be made in compliance with
Section 15.3. Notwithstanding clause (ii) of this Section, any Bank may at any time, without the consent of Borrower or Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Bank from its obligations hereunder. Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 15.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         15.2    Participations.

                 15.2.1 Permitted Participants; Effect. Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other Persons ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Documents in an amount of not less than $5,000,000, so long as immediately following such sale the selling Bank shall retain at least one-half ( 1/2) of its Commitment. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Bank has not sold such participating interests, and

Borrower and Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents.

                 15.2.2 Voting Rights. Each Bank shall retain the sole right to approve, and/or grant its consent to, without the consent of any Participant, any amendment, modification or waiver or other matter relating to any provision of the Loan Documents.

                 15.2.3 No Benefit of Setoff. No Participant shall have a right of setoff with respect to the Obligations. By entering into a participation with any Bank, such Participant shall be deemed to have waived with respect to the Obligations its rights to offset any accounts of Borrower or other Indebtedness at any time held or owing by any Participant to or for the credit or account of Borrower.

         15.3    Assignments.

                 15.3.1 Permitted Assignments. Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other financial institutions ("Purchasers") all or any part of its rights and obligations under the Loan Documents in the amount of not less than $7,500,000, provided that each such assignment shall be of a constant, and not a varying, percentage of the assigning Bank's rights and obligations under the Loan Documents; and provided further, that immediately following such assignment, the assigning Bank either (i) shall retain a Commitment of not less than $7,500,000 or, if the assigning Bank is Agent, not less than $15,000,000, or (ii) shall have assigned all of its Commitment and have no remaining interest in the Obligations. Such assignment shall be substantially in the form of Exhibit H hereto or in such other form as may be agreed to by the parties thereto. The consent of Borrower and Agent shall be required prior to an assignment becoming effective; provided, however, that if an Event of Default has occurred and is continuing, the consent of Borrower shall not be required.

                 15.3.2 Effect; Effective Date. Upon (i) delivery to Agent of a notice of assignment, substantially in the form attached as Exhibit "1" to Exhibit H hereto (a "Notice of Assignment"), together with any consents required by Section 15.3.1, and (ii) payment by the Bank of a $5,000 fee to Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA.

         On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Document executed by Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, Banks or Agent shall be required to release the transferor Bank with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 15.3.2, the transferor Bank, Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

         15.4 Dissemination of Information. Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all public information in such Bank's possession concerning the creditworthiness of Borrower, Guarantor and the REIT, and their Affiliates; provided that each Transferee and prospective Transferee agrees to be bound by Section 12.15 of this Agreement.

         15.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.19.

                                  ARTICLE XVI

                                    NOTICES

         16.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

         16.2 Change of Address. Borrower, Agent and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                  ARTICLE XVII

                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower, Agent, and Banks and each party has notified Agent by telex or telephone, that it has taken such action.

         IN WITNESS WHEREOF, Borrower, Banks, and Agent have executed this Agreement as of the date first above written.


                                        BORROWER:

                                        AMBASSADOR II, L.P., a Delaware limited
                                        partnership

                                        BY:     AMBASSADOR II, INC., a Delaware
                                                corporation, General Partner




                                                By:
                                                    ----------------------------
                                                Name:   Adam D. Peterson
                                                Title:  Senior Vice President

                                        c/o Ambassador Apartments, Inc.
                                        77 West Wacker Drive, Suite 4040
                                        Chicago, Illinois 60601
                                        Attention: President

                                        With a copy to:

                                        Kaye, Scholer, Fierman, Hays & Handler,
                                          LLP
                                        425 Park Avenue
                                        New York, New York  10022
                                        Attention: Stephen Gliatta, Esq.

         Commitments                   BANKS:
         -----------
         75,000,000                    BANK ONE, ARIZONA, NA, a national banking
                                       association, Individually and as Agent



                                       By:
                                          --------------------------------------
                                       Name:            Mark R. Young
                                       Title:           Senior Vice President

                                       Western Region Real Estate
                                       241 North Central Avenue
                                       Phoenix, Arizona  85004
                                       Attention:  Department A-392


                     ACKNOWLEDGMENT, CONSENT AND AGREEMENT

         The undersigned are referred to in the foregoing Credit Agreement as Guarantor and the REIT. The undersigned acknowledge that certain terms and provisions of the foregoing Credit Agreement apply to Guarantor and the REIT. The undersigned hereby consent to such provisions and agree to comply therewith and to be bound thereby in the same manner as though the undersigned were parties to the Credit Agreement.


                                       AMBASSADOR APARTMENTS, L.P., a Delaware
                                       limited partnership

                                       BY:     AMBASSADOR APARTMENTS, INC., a
                                               Maryland corporation,
                                               General Partner



                                       By:
                                          --------------------------------------
                                          Name:   Adam D. Peterson
                                          Title:  Senior Vice President


                                                                      GUARANTOR

                                        AMBASSADOR APARTMENTS, INC., a
                                        Maryland corporation



                                        By:
                                            -----------------------------------
                                        Name:    Adam D. Peterson
                                        Title:   Senior Vice President

                                                                           REIT

                                  SCHEDULE "1"


Initial Projects:

=========================================================================================

                        Property                                               Location
- -----------------------------------------------------------------------------------------
                   Country Club West                                       Greeley, CO
- -----------------------------------------------------------------------------------------

                     Courtney Park                                         Ft. Collins, CO
- -----------------------------------------------------------------------------------------

                       Orangewood                                             Tucson, AZ
- -----------------------------------------------------------------------------------------

                       Sandalwood                                            Houston, TX
- -----------------------------------------------------------------------------------------

                       The Mills                                             Houston, TX
- -----------------------------------------------------------------------------------------

                   Trails of Ashford                                         Houston, TX
- -----------------------------------------------------------------------------------------

                       Crossroads                                            Phoenix, AZ
- -----------------------------------------------------------------------------------------

                     Shallow Creek                                         San Antonio, TX
=========================================================================================

                                 SCHEDULE "6.3"

Required Orders, Consents and Approvals:

None

                                    TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----

ARTICLE I  DEFINITIONS  . . . . . .  . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II  THE CREDITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.1        Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.2        Required Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.3        Ratable Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.4        Types of Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.5        Fees; Reduction in Commitment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.6        Minimum Amount of Each Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.7        Optional Principal Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.8        Method of Selecting Types and Interest Periods for New Advances   . . . . . . . . . . . . . . . .  17
         2.9        Conversion and Continuation of Outstanding Advances   . . . . . . . . . . . . . . . . . . . . . .  18
         2.10       Changes in Interest Rate, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.11       Determination of Applicable Margins   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.12       Rates Applicable After Event of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.13       Method of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.14       Notes; Telephonic Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.15       Interest Payment Dates; Interest Basis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.16       Notification of Advances, Interest Rates, Prepayments and Commitment Reductions   . . . . . . . .  21
         2.17       Lending Installations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.18       Non-Receipt of Funds by Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.19       Withholding Tax Exemption   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.20       Extension of Facility Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.21       Replacement of Certain Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.22       Purpose of Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE III  CHANGE IN CIRCUMSTANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.1        Yield Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.2        Changes in Capital Adequacy Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.3        Availability of Types of Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.4        Funding Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.5        Bank Statements; Survival of Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE IV  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.1        Conditions Precedent to Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.2        Each Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35



ARTICLE V  COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.1        Security for the Loan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.2        Conditions for Additional Projects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.3        Conditions Precedent for Eligible Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.4        Partial Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VI  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.1        Existence and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.2        Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.3        No Conflict; Government Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.4        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.5        Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.6        Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.7        Litigation and Contingent Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.8        ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.9        Accuracy of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.10       Regulation U  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.11       Material Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.12       Labor Disputes and Acts of God  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.13       Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.14       Operation of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.15       Laws; Environment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.16       Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.17       Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.18       Validity of Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.19       Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.20       Offices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE VII  AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.1        Financial Reporting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.2        Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.3        Notice of Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.4        Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.5        Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.6        Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.7        Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.8        Maintenance of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.9        Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.10       REIT Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.11       Affirmation of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . .  46






ARTICLE VIII  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         8.1        Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         8.2        Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         8.3        Investments and Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         8.4        Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE IX  FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.1        Minimum Consolidated Tangible Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.2        Total Liabilities to Gross Asset Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.3        Interest Coverage Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.4        EBITDA to Debt Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.5        Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         9.6        Unprotected Floating Rate Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE X  EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.1       Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.2       Non-payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.3       Other Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.4       Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.5       Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.6       Receiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.7       Judgment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.8       Unfunded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.9       Withdrawal Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.10      Increased Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.11      Change in Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.12      Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.13      Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.14      Financial Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.15      Seizure of Collateral   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.16      Garnishment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.17      Legal Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.18      Abandonment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.19      Encroachment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.20      Uninsured or Underinsured Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.21      Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         10.22      Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE XI  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         11.1       Acceleration; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         11.2       Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         11.3       Preservation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58








ARTICLE XII  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.1       Survival of Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.2       Governmental Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.3       Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.4       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.5       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.6       Nature of Obligations; Benefits of this Agreement   . . . . . . . . . . . . . . . . . . . . . . .  59
         12.7       Expenses; Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.8       Numbers of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         12.9       Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         12.10      Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         12.11      Nonliability of Banks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         12.12      CHOICE OF LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         12.13      Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         12.14      CONSENT TO JURISDICTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         12.15      WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         12.16      Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE XIII  AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         13.1       Appointment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         13.2       Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         13.3       General Immunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         13.4       No Responsibility for Loans, Recitals, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         13.5       Action on Instructions of Banks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         13.6       Employment of Agents and Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         13.7       Reliance on Documents; Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         13.8       Agent's Reimbursement and Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         13.9       Rights as a Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         13.10      Bank Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         13.11      Successor Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         13.12      Agent's Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

ARTICLE XIV  SETOFF; RATABLE PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         14.1       Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         14.2       Ratable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

ARTICLE XV  BENEFIT OF AGREEMENT, ASSIGNMENTS; PARTICIPATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         15.1       Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         15.2       Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                    15.2.1     Permitted Participants; Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                    15.2.2     Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68





                    15.2.3     No Benefit of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         15.3       Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                    15.3.1     Permitted Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                    15.3.2     Effect; Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         15.4       Dissemination of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         15.5       Tax Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

ARTICLE XVI  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         16.1       Giving Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         16.2       Change of Address   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

ARTICLE XVII  COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69



                         LIST OF SCHEDULES AND EXHIBITS

EXHIBITS:

Exhibit A           Form of Deed of Trust
Exhibit B           Form of Environmental Agreement
Exhibit C           Form of Guaranty
Exhibit D           Form of Note
Exhibit E           Form of Pledge and Security Agreement
Exhibit F           Form of Borrowing Notice
Exhibit G           Form of Compliance Certificate of Authorized Officer (Financial Covenants)
Exhibit H           Form of Assignment (with Form of Notice of Assignment attached)

SCHEDULES:

Schedule "1"        Initial Projects

Schedule "6.3"      Required Orders, Consents and Approvals

                                CREDIT AGREEMENT



                           DATED AS OF JUNE 26, 1996



                                     AMONG


                              AMBASSADOR II, L.P.
                                  as Borrower


                                      AND


                             BANK ONE, ARIZONA, NA
                                    as Agent


                                      AND


                             THE BANKS NAMED HEREIN
                                    as Banks